UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)
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  ACTUANT CORPORATION

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EXPLANATORY NOTE

          This Amendment No. 1 to the Schedule 14A filed by the Registrant on December 4, 2017 is being filed to correct the table entitled “Outstanding Equity Awards at Fiscal Year-End,” which appears on page 33 of the proxy statement, and to include the cover page to the proxy statement. The table has been revised to correct a clerical error in the formatting within the table. For the convenience of the reader, this Amendment No. 1 sets forth the proxy statement in its entirety after giving effect to such correction.  No other changes have been made to the previously filed Schedule 14A. This clerical error does not appear in printed versions of the definitive proxy statement.

ACTUANT CORPORATION
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, will be held on January 23, 2018 at 8:00 a.m. Eastern Time at the The Breakers, One South Country Road, Palm Beach, Florida, for the following purposes (all as set forth in the accompanying Proxy Statement):
1.To elect a board of nine directors;
2.To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor;

3.	To consider and vote upon an amendment to the Actuant Corporation 2017 Omnibus Incentive Plan;
4.To hold an advisory (non-binding) vote to approve the compensation of our named executive officers;

5.	To hold an advisory (non-binding) vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and
6.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3, and 4. Further, the Board of Directors recommends future advisory votes on the compensation of our named executive officers be held annually. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2018 Annual Meeting.

The Board of Directors has fixed the close of business on November 17, 2017 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States or vote via the internet or phone (instructions on page 2). It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 23, 2018. The proxy statement is available on Actuant Corporation’s website at www.actuant.com. You may obtain directions to the Annual Meeting by written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by telephone at (262) 293-1500.

By Order of the Board of Directors,

ROBERT A. PETERSON
Chairman of the Board

Menomonee Falls, Wisconsin
December 4, 2017

ACTUANT CORPORATION
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 4, 2017.

General Information

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on January 23, 2018 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2017, which constitutes the 2017 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

Location and Date of Annual Meeting

The annual meeting will be held on January 23, 2018 at 8:00 a.m. Eastern Time at the The Breakers, One South Country Road, Palm Beach, Florida.

Record Date

The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on November 17, 2017 (the “Record Date”). As of the Record Date, we had 59,955,297 shares of Class A common stock outstanding. Each share of Class A common stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

Quorum

A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for action at the Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker absent voting instructions from the beneficial owner (“broker non-votes”) will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and bylaws, and any other requirements applicable to the matters to be voted upon.

Required Vote

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present (Proposal 1). A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

In order to approve the ratification of PricewaterhouseCoopers LLP as our independent auditor (Proposal 2), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. Because this proposal is considered a routine proposal, brokers or other entities holding shares for an owner in “street name” are able to vote on this proposal, even if no voting instructions are provided by the beneficial owner. Broker non-votes will have no effect on this proposal.

In order to approve an amendment to the 2017 Omnibus Incentive Plan (Proposal 3), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. This proposal is considered a non-routine proposal under the rules applicable to banks and brokers. As a result, if you hold your shares in "street name," absent specific voting instructions, your bank, broker or other holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to this proposal. Broker non-votes will have no effect on this proposal.

In order to approve, on an advisory basis, the compensation of our named executive officers (Proposal 4), the votes cast FOR must exceed the votes cast AGAINST the proposal. The vote on the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal 5) will be decided by a plurality of the votes validly cast. Abstentions will have no effect on these proposals. These advisory votes are considered non–routine proposals under the rules applicable to banks and brokers. As a result, if you hold your shares in “street name,” absent specific voting instructions, your bank, broker or other holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to these advisory votes. Broker non-votes will have no effect on these proposals.

Cost of Soliciting Proxies

The cost of soliciting proxies, including the expense of forwarding to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefore in addition to their regular compensation. Shares held for the accounts of participants in the Actuant Corporation 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan. Shares held for the accounts of the participants in the Actuant Corporation Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the rabbi trust associated with the Employee Deferred Compensation Plan, as directed by the Company.

Voting Procedures

Via the Internet—Shareholders can vote their shares via the Internet as instructed on the proxy card. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting for shareholders of record is available 24 hours a day and will close at 11:59 p.m. (CST) on January 22, 2018. The Notice instructs you how to access and review all important information in the Proxy Statement and Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented.

By Telephone—Shareholders may vote via telephone using the toll-free number listed on the proxy card. Voting via the telephone will close at 11:59 p.m. (CST) on January 22, 2018.

By Mail—Shareholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the postage paid envelope provided. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

At the Annual Meeting—Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in “street name” may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting.

Revocation of Proxies

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy.

Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR the Ratification of PriceWaterhouseCoopers LLP as the Company's independent auditor, FOR the approval of the amendment to the Actuant Corporation 2017 Omnibus Incentive Plan, FOR the approval, on a non-binding basis, of the compensation of our named executive officers, 1 YEAR frequency, on a non-binding basis, of holding future advisory votes to approve the compensation of our named executive officers and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members. At the Meeting, nine directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company.

Directors standing for re-election	Age	Director Since
Randal W. Baker, Chief Executive Officer	54	2016
Gurminder S. Bedi, Director	70	2008
Danny L. Cunningham, Director	62	2016
E. James Ferland, Director	50	2014
Richard D. Holder, Director	54	2017
R. Alan Hunter, Jr., Director	70	2007
Robert A. Peterson, Chairman of the Board, Director	61	2003
Holly A. Van Deursen, Director	58	2008
Dennis K. Williams, Director	71	2006
Randal W. Baker—Mr. Baker was appointed President and Chief Executive Officer of the Company in March 2016. Prior to joining the Company, Mr. Baker held multiple roles during a six year tenure at Joy Global, including most recently as Chief Operating Officer. Prior to Joy Global, Mr. Baker was an executive with Case New Holland Inc., holding a variety of roles including President and CEO of its agricultural equipment business. Mr. Baker also held diverse leadership roles in marketing, sales, product development and engineering at Komatsu America Corporation, Ingersoll-Rand and Sandvik Corporation.

Gurminder S. Bedi—Mr. Bedi serves on the board of directors of Kemet Corporation and Blue Bird Corporation and is a retired Vice President of Ford Motor Company. He previously served on the board of directors of Compuware Corporation. Mr. Bedi served in a variety of managerial positions at Ford Motor Company for more than thirty years and holds degrees in mechanical engineering and business administration. Mr. Bedi’s broad experience in manufacturing operations and international business, as well as his automotive and commercial truck market background are key contributions to the Board. Mr. Bedi also brings to the Board a familiarity with the challenges facing large, international public companies, as well as private equity groups (which are the source of some of the Company’s business acquisitions).

Danny L. Cunningham—Mr. Cunningham is a retired Partner and former Chief Risk Officer of Deloitte & Touche, LLP, a multinational public accounting firm. He has more than 30 years of experience serving public audit clients in a broad array of industries, including manufacturing. He has practiced in both the United States and China. Mr. Cunningham brings expertise in the areas of financial, accounting and auditing matters, knowledge of corporate transactions and a global perspective to the Board.

E. James Ferland—Mr. Ferland is Chairman and Chief Executive Officer of Babcock & Wilcox Enterprises, Inc. (“B&W”), a provider of energy and environmental products and services for power and industrial markets worldwide. Mr. Ferland has held this position since July 2015 when B&W was spun-off from The Babcock & Wilcox Company. Mr. Ferland was President and Chief Executive Officer of The Babcock & Wilcox Company from 2012 through the date of the spin-off. He also served as a director during this time. Mr. Ferland also previously held various leadership roles with Westinghouse Electric Company, LLC and PNM Resources, Inc. With more than 25 years of senior management and engineering experience in diversified industries, Mr. Ferland brings to the Board extensive operations, financial and acquisition experience, knowledge of the energy markets and valuable perspectives from leading a global public company. Mr. Ferland is also a director at B&W.

Richard D. Holder —Mr. Holder is President and Chief Executive Officer of NN Inc, a diversified industrial manufacturing company. Mr. Holder has held this position since joining NN in June 2013. Mr. Holder is a seasoned executive with more than 25 years of international experience across a diverse set of industries and disciplines. Prior to NN, Inc., Mr. Holder held a variety of leadership positions during his twelve year tenure at Eaton Corporation, where he last served as President of Eaton Electrical Components Group, a unit of Eaton’s Electrical Sector. Prior to joining Eaton, he held a variety of leadership roles at US Airways, AlliedSignal and Parker Hannifin. As a sitting Chief Executive Officer, Mr. Holder brings to the Board a unique perspective from leading a global public company, along with extensive business, financial and industry experience. Mr. Holder is also a director for NN, Inc.

R. Alan Hunter, Jr.—Mr. Hunter is a retired executive from Stanley Black & Decker where he last served as President and Chief Operating Officer from 1993 through 1997, as well as Vice President Finance and Chief Financial Officer from 1986 to 1993. With over twenty years of experience at The Stanley Works, Mr. Hunter brings a strong financial background and thorough knowledge of the industrial tool industry to the Board. The Board also benefits from his considerable international business experience, especially related to finance, operations, business development and strategy. Mr. Hunter currently serves on the board of trustees of four mutual fund groups managed by MassMutual Financial Group.

Robert A. Peterson—Mr. Peterson held the position of Chairman of the Board of Barrier Safe Solutions International, Inc, formerly a private equity owned business, from 2011 until it was sold to Ansell Limited in 2014. Mr. Peterson was President and Chief Executive Officer of Norcross Safety Products, a private equity owned business, since its inception in 1995 until it was sold to Honeywell in 2008. Prior to that he held executive level leadership positions with a number of firms including Farley Industries and Wright Line, after beginning his career at Ernst & Young. Mr. Peterson’s extensive finance, mergers and acquisition and private equity background has been beneficial to the Board in evaluating financial performance and strategic acquisitions. Additionally, his manufacturing and distribution industry experience is a good fit for the businesses included in the Company’s Industrial segment.

Holly A. Van Deursen—Ms. Van Deursen was most recently an executive in the petrochemical industry, having held a variety of leadership positions at both British Petroleum and Amoco Corporation. She was Group Vice President of Petrochemicals for British Petroleum from 2003 to 2005 and Group Vice President of Strategy from 2001 to 2003. Ms. Van Deursen has extensive experience in the oil & gas industry, which provides the Board with insight on our businesses in the Energy segment. Her experience in strategic analysis and corporate governance further enhances her ability to add value to our Board. She is currently a director of Bemis Company, Inc., Petroleum Geo-Services and Capstone Turbine Corporation.

Dennis K. Williams—Mr. Williams is a retired President and Chief Executive Officer (2000 to 2005) and Chairman of the Board (2000 to 2006) of IDEX Corporation. Prior to that he held several executive level roles at General Electric. Mr. Williams brings to the Board considerable experience and insight into issues facing large international public companies, knowledge specific to our markets (with over thirty years experience in our industries) and a strong track record of growing businesses. Mr. Williams’ background as an executive of a global company also lends a valuable perspective to the Board on executive compensation, financial matters and business innovation. Mr. Williams is currently a director of Owens-Illinois, Inc. and Ametek, Inc.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NINE NOMINEES.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2017 and the effectiveness of our internal control over financial reporting as of August 31, 2017. The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2018 and the Committee is presenting this selection to shareholders for ratification.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor is not required by the Company's bylaws, however, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP for shareholder ratification because the Audit Committee values shareholders’ views on the Company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. The Audit Committee also retains the right to direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

PROPOSAL 3
VOTE UPON AN AMENDMENT TO THE ACTUANT CORPORATION 2017 OMNIBUS INCENTIVE PLAN

Introduction

On October 17, 2017, our Board of Directors approved, subject to shareholder approval, the First Amendment to the Actuant Corporation 2017 Omnibus Incentive Plan (the “Omnibus Plan”), which amends the permitted terms for Performance-Based Awards under Section 11 of the Omnibus Plan and provides that cash-based incentive awards may be granted as Performance-Based Awards under the Omnibus Plan. A “Performance-Based Award” is an equity-based or cash-based award granted in a manner such that it qualifies for the performance-based compensation exemption from Section 162(m) of the Code.

Previously, the Compensation Committee has awarded cash incentive compensation under the Actuant Corporation Executive Officer Bonus Plan. We are seeking shareholder approval so that both equity-based and cash-based awards be granted under the Omnibus Plan as Performance-Based Awards, which will simplify and unify our plan administrative practices.

If the Amendment is approved by our shareholders, all equity-based and cash-based awards that are intended to qualify as “performance-based compensation” will be granted as Performance-Based Awards under the Omnibus Plan after the 2018 Annual Meeting. In addition, no further awards would be made under the Actuant Corporation Executive Officer Bonus Plan.

If the Amendment is not approved, we will be unable to grant future cash-based incentive awards under the Omnibus Plan or Executive Officer Bonus Plan as “performance-based compensation” exempt from the $1 million deduction limitation under Section 162(m).

Material Terms for Performance Goals under Performance-Based Awards

As defined in the tax rules, stockholders must approve each of the material terms of performance goals if the Company is to obtain tax deductions for the specified forms of performance-based compensation for executives whose total annual compensation exceeds $1 million, including (i) the employees eligible to receive compensation, (ii) the description of the business performance criteria on which the performance goals are based and (iii) the maximum amount of performance-based compensation that can be paid to an employee. Each of these aspects is discussed below.

The following is a summary of the material features of the Amendment. The following summary is qualified in its entirety by reference to the terms of the Amendment, which is attached to this proxy statement as Exhibit A.

Group of Employees Covered

Only executive officers shall be eligible to receive cash-based incentive compensation in the form of Performance-Based Awards.

Performance Criteria

The Amendment sets forth a unified set of performance criteria when granting either cash-based or equity-based incentive compensation as Performance-Based Awards under the Omnibus Plan. Performance criteria that can be used for Performance-Based Awards (collectively “Performance Objectives”) may be absolute in their terms or measured against or in relationship to other companies or other external or internal measures. Performance Objectives may be designated to include or exclude the impact of extraordinary charges, losses from discontinued operations, restatements and accounting changes and other special charges such as restructuring expenses, currency fluctuations, acquisitions and divestitures and related expenses (including without limitation expenses related to goodwill and other intangible assets), exchange rate effects, the effect of changes in tax laws, corporate tax rates, accounting principles or other applicable laws, foreign exchange gains and losses, stock offerings, stock repurchases, strategic loan loss provisions, a change in the Company's fiscal year, litigation or claim judgments or settlements, and other unusual, transition, one-time and/or non-recurring items of gain or loss that are separately identified and quantified in the Company’s audited financial statements. However, notwithstanding the preceding sentence, unless the Compensation Committee determines otherwise prior to the end of the applicable time for establishing Performance Objectives for an Award under Section 162(m), to the extent any such item affects any Performance Objective applicable to a Performance-Based Award, such item shall be automatically excluded or included in determining the extent to which a performance goal has been achieved, whichever will produce the higher payout under an Award (subject to any exercise of “negative discretion” by the Compensation Committee solely with respect to cash-based incentive compensation).

Performance Objectives with respect to a Performance-Based Award may include any one or more of the following objectives or combination thereof (or an equivalent metric), as established by the Compensation Committee in its sole discretion: (i) achieving a target level of Company net sales; (ii) achieving a target level of earnings (including net earnings; gross earnings; earnings before certain deductions, such as interest, net financing costs, taxes, depreciation, or amortization; or earnings per share or diluted earnings per share); (iii) achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of profit margin or profits (operational, net or gross profits for the Company, an Affiliate, or a business unit) ; (iv) achieving a target return on the Company’s (or an Affiliate’s) sales, revenues, capital, assets, or shareholders’ equity; (v) revenue growth (whether including or excluding the impact of foreign currency translation changes), (vi) maintaining or achieving a target level of appreciation in the price of the shares of Common Stock; (vii) achieving a target market share for the Company (or an Affiliate); (viii) achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period; (ix) achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period; (x) achieving specified reductions in costs or targeted levels in costs; (xi) achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; (xii) achieving a level of cash flow or working capital; (xiii) introducing one or more products into one or more new markets; (xiv) acquiring a prescribed number of new customers in a line of business; (xv) achieving a prescribed level of productivity within a business unit; (xvi) completing specified projects within or below the applicable budget; (xvii) completing acquisitions of other businesses or integrating acquired businesses; (xviii) expanding into other markets; (xix) asset carrying charge, as defined in the Bonus Plan or otherwise; (xxi) free cash flow and (xxii) net assets employed, as defined in the Bonus Plan or otherwise. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in relative terms (including without limitation by the passage of time, comparison of the Company’s performance as to one or more of the objectives listed above against another listed objective (such as EBITDA as a percentage of sales) and/or against another company or companies), (C) on a per-share basis, (D) against the performance of the Company as a whole or a segment of the Company, (E) on a pre-tax or after-tax basis, and/or (F) on a GAAP or non-GAAP basis.

Cash Incentive Awards

The Amendment also allows for Cash Incentive Awards to be granted under the Omnibus Plan. A “Cash Incentive Award” is a cash bonus opportunity awarded by the Compensation Committee pursuant to which an executive officer may become entitled to receive an amount of cash denominated in U.S. dollars or another currency based on satisfying one or more performance goals and vesting requirements as are specified in the Award Agreement or, if no Award Agreement is entered into with respect to the Cash Incentive Award, other documents evidencing the Award. A Cash Incentive Award may, but need not, be granted as a Performance-Based Award under Section 11 of the Plan. Cash Incentive Awards may be granted alone or in tandem with other awards granted under the Omnibus Plan. Cash Incentive Awards may be granted only to executive officers.

Per-Person Maximum Limits

An executive officer may receive no more than $2,500,0000 with respect to a Cash Incentive Award during a calendar year. All other limits under the Omnibus Plan for other forms of Performance-Based Awards will remain the same under the Amendment. In any calendar year, an eligible employee or director may receive, under the Omnibus Plan, stock options or stock appreciation rights with respect to no more than 1,000,000 shares of our common stock. In addition, in any calendar year, an eligible employee or director may receive restricted stock, restricted stock units, unrestricted grants of shares or other similar awards (whether performance-based or time-vested) with respect to no more than 500,000 shares of our common stock. Notwithstanding the foregoing, for an eligible outside director, the aggregate grant date fair value of awards granted to such an individual under the Omnibus Plan, as amended, during any calendar year, along with any regular cash retainer or meeting fees paid to such individual during the calendar year, shall not exceed $700,000. In the event an individual employee becomes an outside director (or vice versa) during a calendar year, the limit set forth in the immediately preceding sentence shall not apply to awards granted to such an individual in the individual’s capacity as an employee.

Summary of Other Plan Provisions

The following is a summary of the other material terms of the Omnibus Plan, which was approved by stockholders at the 2017 Annual Meeting. A copy of the Omnibus Plan can be accessed at: https://www.sec.gov/Archives/edgar/data/6955/000000695516000087/atuproxyfy2016.htm.

Types of Awards

Awards under the Plan may consist of any combination of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash incentive awards. As used in this section, the phrase “other stock-based awards” means all awards other than stock options, stock appreciation rights, restricted stock and restricted stock units.

Share Reserve

Our shareholders approved 4,325,000 shares of our common stock for awards under the Omnibus Plan at the Company’s 2017 Annual Meeting.   This amount was in addition to the number of shares of our common stock subject to awards outstanding under our preexisting stock plans that become available for future grant under the Omnibus Plan because they are forfeited or cancelled.  The number of shares that remained available for grant under the Plan and all other equity compensation plans we sponsor as of the end of our last fiscal year are set forth below following this Proposal under the heading “Equity Compensation Plan Information.”

Administration

The Omnibus Plan will be administered by the Compensation Committee of our Board of Directors. The Omnibus Plan gives the Compensation Committee discretion to make awards under the Omnibus Plan, to determine the type, size and the terms of awards, to determine the criteria for vesting and exercisability, to establish rules for the administration of the Omnibus Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Omnibus Plan.

Eligibility

The persons who are eligible to participate in the Omnibus Plan include directors and employees (including officers) of the Company and its subsidiaries. Approximately 400 employees and 8 non-management directors are eligible to participate in the Plan. However, only non-employee directors and employees selected by the Compensation Committee will be granted awards under the Plan. The number of eligible employees is expected to increase over time based upon the future growth and needs of the Company.

Stock Options

Stock options granted under the Omnibus Plan may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options, which are not intended to meet those requirements. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant and the term may not be longer than 10 years, subject to certain rules applicable to incentive stock options; provided, that if a stock option other than an incentive stock option has an expiration date within 3 days of a Company “black-out period,” the expiration date of such stock option shall be extended for a period of 30 days following the end of the “black-out period” or such longer period as permitted by the Compensation Committee. The Omnibus Plan prohibits the repricing of outstanding stock options. Grantees will not be entitled to receive any dividends or other distributions paid with respect to a stock option. Award agreements for stock options may include rules for the effect of a termination of service on the option and the term for exercising stock options after any termination of service. No option may be exercised after the end of the term set forth in the award agreement.

Stock Appreciation Rights

A stock appreciation right entitles the grantee to receive, with respect to a specified number of shares of common stock, any increase in the value of the shares from the date the award is granted to the date the right is exercised. The base price of a stock appreciation right may not be less than 100% of the fair market value of our common stock on the date of grant and the term may not be longer than 10 years. Except as otherwise provided by the Compensation Committee, stock appreciation rights will only be settled in shares of our common stock. Grantees will not be entitled to receive any dividends or other distributions paid with respect to a stock appreciation right. Award agreements for stock appreciation rights may include rules for the effect of a termination of service on the stock appreciation right and the term for exercising stock appreciation rights after any termination of service. No stock appreciation right may be exercised after the end of the term set forth in the award agreement.

Restricted Stock

Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions (which may include attaining certain performance goals). Unless otherwise determined by the Compensation Committee, if the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock will be forfeited. Restricted stock awards in excess of 5% of the number of shares available for awards under the Omnibus Plan that are conditioned on a participant’s continued employment with the Company or one of its affiliates will not become vested earlier than one year from the date of grant.  During the restricted period, the holder of restricted stock has the right to vote the shares of restricted stock but will not have the right to receive dividends with respect to such shares, unless, in each case, otherwise provided for by the Compensation Committee.

Restricted Stock Units

A restricted stock unit entitles the grantee to receive common stock after a “restricted period” during which the grantee must satisfy certain vesting conditions (which may include attaining certain performance goals). Unless otherwise determined by the Compensation Committee, if the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock unit will be forfeited. The Compensation Committee is authorized (but not required) to grant holders of restricted stock units the right to receive dividend equivalents on the underlying common stock. Awards of restricted stock units in excess of 5% of the number of shares available for awards under the Omnibus Plan that are conditioned on a participant’s continued employment with the Company or one of its affiliates will not become vested earlier than one year from the date of grant.

Other Equity-Based Awards

The Omnibus Plan also authorizes the Compensation Committee to grant other types of equity-based compensation, including deferred stock units, unrestricted shares, and other awards that are convertible into our common stock. For example, the Compensation Committee may grant awards that are based on the achievement of performance goals. Other such awards in excess of 5% of the number of shares available for awards under the Omnibus Plan that are conditioned upon a participant's continued employment with the Company or one of its affiliates will not become vested earlier than one year from the date of grant.

Amendment and Termination

Our Board may amend or terminate the Omnibus Plan at any time. No amendment that increases the total number of shares of common stock that may be granted under the Omnibus Plan, increases the maximum number of shares of common stock that may be issued to any individual participant, or amends the Omnibus Plan provision that prohibits repricing of options or stock appreciation rights without shareholder approval will be effective unless it is approved by our shareholders. Without the consent of an affected participant, no action may adversely affect in a material manner any right of such participant under any previously granted award.

Tax Information

Equity-based and cash-based awards granted under the Omnibus Plan may be, but are not required to be, structured to qualify as performance-based compensation under Section 162(m) of the Code. Awards must satisfy the conditions set forth in Section 162(m) of the Code to qualify as “performance-based compensation”, and stock options and other awards must be granted under the Omnibus Plan by a committee consisting solely of two or more “outside directors” (as defined under Section 162(m) regulations) and must satisfy the Omnibus Plan’s limit on the total number of shares that may be awarded to any one participant during a year. For awards other than stock options and stock appreciation rights to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the Omnibus Plan, as established and certified by a committee consisting solely of two or more “outside directors.” The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, and may apply with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Plan will be deductible under all circumstances.

New Plan Benefits

Because of the discretionary nature of any future awards to executive officers under the Plan, the amount of awards to be made after the 2018 Annual Meeting is not determinable at this time.

Reasons for Approval

The Board of Directors believes that the approval of the Amendment will benefit the Company by simplifying plan administration and allowing our Compensation Committee to grant compensation in ways that will preserve tax deductions for the Company on certain types of equity-based and cash-based incentive compensation.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the votes cast is necessary to approve the material terms of the performance goals and provision for cash awards under the Omnibus Plan.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE ACTUANT CORPORATION 2017 OMNIBUS INCENTIVE PLAN.

PROPOSAL 4
ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers ("NEOs"), as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. The Compensation Committee has overseen the development and implementation of our executive compensation program which is designed to drive long-term success and increase shareholder value. We utilize our executive compensation program to provide competitive compensation within our industry peer group that will attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.
Our overall executive compensation program is founded on three guiding principles, which we believe emphasizes a pay for performance philosophy:

•
Executive compensation is aligned with our overall business strategy of driving growth opportunities and improving operating metrics, focusing on sales, earnings, cash flow and return on invested capital.

•
Key executives responsible for establishing and executing our business strategy should have incentive compensation opportunities that align with long-term shareholder value creation. Performance equity awards, a compensation clawback policy, stock ownership requirements and multi-year vesting periods on equity awards are important components of that alignment.

•
Our overall compensation targets reflect our intent to pay executive Total Direct Compensation (base salary, annual bonus opportunity and the value of share based awards) at approximately the 50th percentile of pay. In some cases, to attract and retain top talent, we may set target compensation over market rates (generally not to exceed the 75th percentile) to align with an individual’s experience profile and reflect the complexities of certain roles.

We believe that our pay-for-performance objectives result in compensation that reflects our financial results, stock price performance and other performance objectives described in the Compensation Discussion and Analysis. Accordingly, the Board of Directors requests our shareholders to approve, on an advisory basis, the compensation of our NEOs. Although the outcome of this advisory vote is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome, among other factors, when making future compensation decisions for our NEOs.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 5
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to vote, on a non-binding, advisory basis, on the frequency of future advisory votes to approve the compensation of our named executive officers. Specifically, shareholders may vote on whether the advisory vote to approve the compensation of our named executive officers should occur every one, two or three years.

The Board of Directors has given serious consideration to the recommended frequency of future advisory votes on the compensation of our named executive officers, including consideration of the results of prior shareholder voting specific to advisory votes on the frequency of approving the compensation of our named executive officers. After considering the benefits and consequences of each option for holding the advisory vote on the compensation of our named executive officers, the Board of Directors recommends that shareholders approve holding the advisory vote on the compensation of our named executive officers once every year.

An annual advisory vote on the compensation of our named executive compensation will allow us to obtain information on shareholders’ views of the compensation of our named executive officers on a current basis. Additionally, an annual advisory vote on the compensation of our named executive officers will provide the Board of Directors and the Compensation Committee with more direct input from shareholders on our executive compensation policies, practices and procedures. Finally, an annual advisory vote on the compensation of our named executive officers is consistent with our objectives of engaging in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

For the reasons discussed above, the Board of Directors recommends that shareholders vote in favor of holding an advisory vote on the compensation of our named executive officers once every year. When voting on the frequency of the advisory vote on the compensation of our named executive officers, shareholders should understand that they are not voting “for” or “against” the recommendation of the Board of Directors to hold the advisory vote once every year. Rather, shareholders will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every one, two or three years, or to abstain entirely from voting on the matter.

Although the outcome of the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers is non-binding, our Board of Directors will review and consider the outcome of the vote, among other factors, when making future decisions regarding the frequency of advisory votes on executive compensation.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE OF “1 YEAR” FOR THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 15, 2017, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the directors and nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days:

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
Blackrock, Inc. 55 East 52nd Street New York, NY 10022	6,928,942	(2)	11.6%
Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	5,900,024	(2)	9.9%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,310,943	(2)	8.9%
Pzena Investment Management, LLC 320 Park Avenue, 8th Floor New York, NY 10022	3,917,524	(2)	6.5%
Fuller & Thaler Asset Management Inc. 411 Borel Avenue - 300 San Mateo, CA 94402	3,150,941	(2)	5.3%

Named Executive Officers and Director Nominees:
Randal W. Baker, President and Chief Executive Officer	39,876	(3)	*
Gurminder S. Bedi, Director	68,122	(4)	*
Danny L. Cunningham, Director	3,226	(5)	*
Rick T. Dillon, Executive Vice President and Chief Financial Officer	703	(6)	*
E. James Ferland, Director	22,758	(7)	*
Richard D. Holder, Director	—		*
R. Alan Hunter, Jr., Director	79,258	(8)	*
Andrew G. Lampereur, Former Executive Vice President and Chief Financial Officer	459,643	(9)	*
Robert A. Peterson, Chairman of the Board of Directors	132,825	(10)	*
Stephen J. Rennie, Former Executive Vice President, Industrial Segment	108,369	(11)	*
Roger A. Roundhouse, Executive Vice President, Engineered Solutions Segment	31,905	(12)	*
Eugene E. Skogg, Former Executive Vice President, Human Resources	116,704	(13)	*
Holly A. Van Deursen, Director	69,147	(14)	*
Dennis K. Williams, Director	76,122	(15)	*

All Directors and Current Executive Officers as a group (13 persons)	652,360	(16)	1.1%

*	Less than 1%.

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership, as of September 30, 2017, based on a report issued to the Company by a third party service provider.

(3)
Includes 20 shares held in the 401(k) Plan. Excludes 1,080 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Baker does not have any voting or dipositive power with respect to the phantom stock units.

(4)	Includes 5,000 shares held by a trust. Also includes 51,749 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2017.

(5)
Includes 3,226 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(6)
Includes 703 shares held in the 401(k) Plan. Excludes 397 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Dillon does not have any voting or dispositive power with respect to the phantom stock units.

(7)
Includes 8,099 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2017. Also includes 5,794 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(8)
Includes 59,749 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2017. Also includes 7,373 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(9)
Includes 740 shares held in the Employee Stock Purchase Plan and 2,250 shares held by his children through custodians. Also includes 360,388 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2017.

(10)
Includes 16,400 shares held in an individual IRA account and 6,000 shares held in trusts for his children. Also includes 59,749 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2017. Also includes 33,140 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(11)
Includes 759 shares held in the 401(k) Plan. Also includes 56,009 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2017. Excludes 1,954 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Rennie does not have any voting or dipositive power with respect to the phantom stock units.

(12)
Includes 174 shares held in the 401(k) Plan. Also includes 7,331 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2017. Excludes 591 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Roundhouse does not have any voting or dipositive power with respect to the phantom stock units.

(13)
Includes 17,514 shares held in individual IRA accounts. Also includes 39,832 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2017. Excludes 285 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Skogg does not have any voting or dipositive power with respect to the phantom stock units.

(14)	Includes 51,749 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2017.

(15)	Includes 59,749 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2017.

(16)
Includes 16,400 shares held in individual IRA accounts, 6,000 shares held in private trust accounts for children, 5,000 shares held in private trust accounts and 6,4755 shares held in the 401(k) Plan. Also includes 375,366 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2017. Includes 49,533 shares held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service. Excludes 18,844 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. The executive officers do not have any voting or dipositive power with respect to the phantom stock units.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board of Directors (the “Board”) has adopted the Actuant Corporation Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations and leadership development. The Nominating & Corporate Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. Each committee has a written charter that is approved by the Board and annually evaluated by the committee.

Board Committees, Charters, Functions and Meetings

The Board has three standing committees — Audit, Nominating & Corporate Governance and Compensation — and appoints the members of the committees after considering the recommendations of the Nominating & Corporate Governance Committee. There were 10 meetings of the Board during the fiscal year ended August 31, 2017. All members of the Board attended at least 75% of the aggregate number of meetings of the Board and all the committees on which they served. While the Company has no formal policy with respect to attendance of the directors at the Company’s Annual Meeting of Shareholders, all members of the Board attended the 2017 Annual Meeting. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Danny L. Cunningham, Chairperson E. James Ferland Richard D. Holder R. Alan Hunter, Jr. Dennis K. Williams Fiscal 2017 Meetings—8	• Manages oversight responsibilities related to accounting policies, internal control, financial reporting practices and legal and regulatory compliance
• Reviews the integrity of the Company’s financial statements
• Reviews the independent auditor’s qualifications and independence
• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors
• Maintains lines of communication between the Board and the Company’s financial management, internal auditors and independent accountants
• Prepares the Audit Committee report to be included in the Company’s annual proxy statement
• Conducts an annual evaluation of the performance of the Audit Committee
Nominating & Corporate Governance Robert A. Peterson, Chairperson Gurminder S. Bedi E. James Ferland Holly A. Van Deursen Fiscal 2017 Meetings—5	• Responsible for evaluating and nominating prospective members for the Board
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Conducts an annual assessment of the Board, Committees and Directors performance and contributions
• Conducts an annual evaluation of the performance of the Nominating & Corporate Governance Committee
Compensation Holly A. Van Deursen, Chairperson Gurminder S. Bedi Richard D. Holder R. Alan Hunter, Jr. Dennis K. Williams Fiscal 2017 Meetings—7	• Determines the compensation of executive officers and makes recommendations to the Board regarding Chief Executive Officer compensation.
• Administers annual (short-term) incentive compensation plans and equity-based (long-term) compensation programs maintained by the Company
• Makes recommendations to the Board with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs
• Recommends to the Board the compensation for Board members and conducts an annual evaluation of the performance of the Compensation Committee

Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are separated between Mr. Peterson and Mr. Baker. This allows our CEO (Mr. Baker) to focus on the day-to-day business operations, while allowing the Chairman of the Board (Mr. Peterson) to lead our Board in its role of providing oversight and advice to management. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company's current circumstances and to advance the interests of all shareholders.

The Chairman of the Board presides over executive sessions of the independent directors; serves as liaison between the Chief Executive Officer of the Company and other independent directors; consults with the Chief Executive Officer of the Company as to appropriate scheduling and agendas of meetings of the Board; and serves as the principal liaison for communication by shareholders and employees directed specifically toward non-management directors.

Executive Sessions of Non-Management Directors

The non-employee directors of the Board regularly meet alone without any members of management being present. Mr. Peterson presides at these sessions.

Independence of Directors; Financial Expert

The Board has determined that each of Ms. Van Deursen and Messrs. Bedi, Cunningham, Ferland, Holder, Hunter, Peterson and Williams (i) is “independent” within the definitions contained in the current New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current Securities and Exchange Commission (“SEC”) rules. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the New York Stock Exchange ("NYSE") and qualify as “audit committee financial experts” as defined by the SEC.

Board Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives (including strategic initiatives), to improve long-term organizational performance and enhance shareholder value. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on legal, compliance and financial risk (including internal controls), while the Compensation Committee and the Nominating & Corporate Governance Committee focus on compensation risk (as described below) and corporate governance policies, respectively.

Compensation Risk Assessment

In establishing and reviewing our executive compensation program, the Compensation Committee considers, among other things, whether the compensation program rewards executives for performance and whether the program encourages unnecessary or excessive risk taking. The Committee, with assistance from an independent compensation consultant (Willis Towers Watson), annually performs a compensation risk assessment including an inventory of material incentive and sales compensation plans. The Committee has identified several mitigating factors that help reduce the likelihood of undue risk taking related to compensation arrangements including, but not limited to, the use of various measures (core sales, earnings, asset management, total shareholder return ("TSR"), and cash flow) in a balanced mix of annual and long-term incentive plans, use of multiple types of incentives (cash, stock options, restricted stock units, performance shares), and executive stock ownership guidelines that help align incentives with long-term company stock price appreciation. Based upon the assessment performed, the Committee believes that the Company’s compensation policies and practices do not encourage unnecessary or excessive risk and are not reasonably likely to have a material adverse effect on the Company.

Use of Compensation Consultants and Other Advisors

The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. The Compensation Committee has utilized the services of Willis Towers Watson ("Willis") as its executive and director compensation adviser for several years. During fiscal 2017, fees paid to Willis for services to the Committee were $0.2 million. The Company has also routinely engaged separate divisions of Willis for actuarial services related to pension plans, post-retirement healthcare plans and other benefits, as well as insurance brokerage services. Fees paid to Willis for these additional services in fiscal 2017 were $0.6 million. Willis executive compensation consultants are not involved in providing any of the additional valuation, advisory and brokerage services to the Company.

Annually, Willis provides the Committee with written confirmation of its independence and the existence of any potential conflicts of interest. The Committee also obtains an understanding of the policies and procedures that Willis has in place to prevent conflicts of interest, evaluates whether there are personal or business relationships between Willis and members of the Committee and validates that employees of Willis who perform consulting services do not own Actuant common stock. After considering these factors, the scope of services provided by Willis and the amount of fees paid for executive compensation consulting and other services, the Committee has concluded that the engagement of Willis does not create a conflict of interest.

Codes of Conduct

The Company has a compliance plan and code of conduct that applies to all of its officers, directors and employees (the “Code of Conduct”). The Code of Conduct, which is reviewed annually by the Nominating & Corporate Governance Committee, is available on the corporate governance section of the Company’s website at www.actuant.com. The Company has also adopted a Code of Ethics that applies to its senior corporate executive team, including its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, or persons performing similar functions. The Code of Ethics is also posted on the Company's website.

Information Available Upon Request

Copies of the Company’s committee charters, corporate governance guidelines, Code of Conduct and Code of Ethics are available on the Corporate Governance section of the Company’s website and may be obtained, free of charge, upon written request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin, 53051 or by telephone at (262) 293-1500.

Director Selection Procedures

The Nominating & Corporate Governance Committee has the lead role in identifying director candidates, including the slate of directors presented for election at the Meeting. The Nominating & Corporate Governance Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate.

Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. Although the Board does not have a formal diversity policy, the Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.

In evaluating director nominees, the Nominating & Corporate Governance Committee also considers the following factors:

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s Board.

The Nominating & Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating & Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating & Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. There is no limit with regard to the number of boards on which our directors may serve, but the Board considers service on others boards as a factor in the director selection process. The Nominating & Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NYSE listing standards. The Nominating & Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

The Nominating & Corporate Governance Committee identifies nominees by first evaluating the current members of the Board who are willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating & Corporate Governance Committee or the Board decides not to nominate a member for re-election, the

Nominating & Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating & Corporate Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Nominating & Corporate Governance Committee. From time to time, the Company has engaged third party firms to identify, evaluate or assist in identifying potential nominees.

Director Resignation Policy

In order to ensure appropriate representation on our Board, the Nominating & Corporate Governance Committee has adopted a policy regarding resignation upon a director’s retirement or change in principal occupation or business association from the position the director held on the latter of the date when the director was last elected to our Board or the date, if any, our Board last rejected an offer by the director to resign under the policy. Upon such a change in position, a director shall offer his or her resignation as a Board member to the Nominating & Corporate Governance Committee, which will then recommend that our Board accept or reject the offer of resignation based on a review of the qualifications of the director, and whether the director's resignation from the Board would be in the best interests of the Company and its shareholders.

Communications with Directors

Shareholders and other interested parties who want to communicate with the Board, the non-management directors as a group, or any individual director can write to: Actuant Corporation, Attention: Chairman, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051. Your letter should indicate that you are an Actuant shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a common stock related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Certain Relationships and Related Person Transactions

The Guidelines (applicable to Board members) and Code of Business Conduct and Ethics (applicable to all employees) document the Company’s policies regarding conflicts of interest and related party transactions. Under these policies, any related party transaction or potential conflict of interest is reviewed by legal counsel and then referred to the Nominating & Corporate Governance Committee for final resolution.
During fiscal 2017, the Company had sales of approximately $0.2 million to a subsidiary of Babcock & Wilcox Enterprises, Inc (B&W). Mr. Ferland is President and Chief Executive Officer of B&W and a member of our Board. These sales transactions were negotiated in the ordinary course of business at prices and on terms and conditions that we believe are no less favorable to the Company than those that would have resulted from arm’s length negotiations between unrelated parties.

Other than as disclosed in the preceding paragraph, during fiscal 2017 the Company is not aware of being party to any transaction in which an executive officer, director or 5% shareholder had a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, no member of the Compensation Committee served as an officer, former officer or employee of the Company or had a relationship discloseable under “Certain Relationships and Related Person Transactions.” Further, during fiscal 2017, no executive officer of the Company served as:

•
a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee represents and assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company's financial statements and financial reporting process and the Company's systems of internal controls over financial reporting; (ii) the performance of the internal audit function; (iii) the annual independent audits of the Company's financial statements and management's report regarding the effectiveness of the Company's system of internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the their qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements, including the Company's disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out in the committee's charter. The Audit Committee has the responsibility for the engagement and retention of the Company's independent registered public accounting firm and the approval of all audit and other engagement fees.

        In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or conducting of audits or for any determination that the Company's financial statements are complete and accurate or presented in accordance with generally accepted accounting principles. The Company's management is primarily responsible for its financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and financial position and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the Audit Committee has done, among other things, the following:

•	discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;

•
met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2017 with the Company’s management and PricewaterhouseCoopers LLP;

•
discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees ("SAS 61"), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received the written disclosures and the letter from PricewaterhouseCoopers LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board (“PCAOB”)

Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2017.

No member of the Audit Committee is employed by or has any other material relationship with the Company. The Board of Directors has determined that each member of the Audit Committee qualifies as an Audit Committee financial expert under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Danny L. Cunningham, Chairperson
E. James Ferland
Richard D. Holder
R. Alan Hunter, Jr.
Dennis K. Williams

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy provides information regarding the compensation program for our current Chief Executive Officer, our current and former Chief Financial Officers and our three other most highly compensated executive officers at August 31, 2017, collectively referred to as our Named Executive Officers (“NEOs”). Our fiscal 2017 NEOs are as follows:

•	Randal W. Baker, President and Chief Executive Officer

•	Rick T. Dillon, Executive Vice President and Chief Financial Officer (1)

•	Andrew G. Lampereur, former Executive Vice President and Chief Financial Officer (2)

•	Stephen J. Rennie, Executive Vice President, Industrial Segment (3)

•	Roger A. Roundhouse, Executive Vice President, Engineered Solutions Segment

•	Eugene E. Skogg, Executive Vice President, Human Resources (4)

(1) Mr. Dillon joined the Company in December 2016 and was appointed Executive Vice President and Chief Financial Officer in January 2017.

(2)	Mr. Lampereur departed the Company in January 2017.
(3) Mr. Rennie subsequently departed the Company in October 2017.
(4) Mr. Skogg subsequently departed the Company in September 2017.

Executive Summary

Actuant is committed to developing and implementing an executive compensation program that directly aligns the interests of the NEOs with the long-term interests of shareholders. With this goal in mind, we have developed an executive compensation program that is designed to:

•	attract and retain highly experienced and committed executives who have the skills, education, business acumen and background to successfully lead a diversified industrial company;

•	motivate executives to demonstrate exceptional personal performance and consistently perform at or above expected levels during different business cycles;

•	provide balanced incentives for the achievement of near-term and long-term objectives, without incentivizing executives to take excessive risk.

In fiscal 2017, we experienced a sluggish first half of the fiscal year, with the second half showing improvements within the broad industrial, mining, infrastructure, commercial and off-highway vehicle and agriculture markets, most notably within the Industrial and Engineered Solutions segments. However, reduced capital and maintenance spending in the oil & gas markets (Energy segment) in the form of project cancellations, deferrals and scope reductions, resulted in a consolidated core sales decline of 4% in fiscal 2017 and considerably lower earnings per share year-over-year. Despite lower earnings, we generated $68 million of Free Cash Flow in fiscal 2017.

	Year Ended August 31,
	2017	2016
	(amounts in millions, except per share amounts)
Net Sales	$1,096	$1,149
Core Sales Change (1) (3)	(4)%	(6)%
Adjusted Earnings Per Share(2)(3)	$0.83	$1.22
Adjusted EBITDA (3)	$122	$152
Free Cash Flow (3)	$68	$112
Fiscal Year-end Stock Price	$24.05	$23.83
(1) Core sales change represents total sales decline excluding the impact of acquisitions, divestitures and foreign currency rate changes between years.
(2) Adjusted earnings per share excludes an impairment & other divestiture charge ($1.82), restructuring charges ($0.09), director & officer transition charges ($0.08) and a tax adjustment gain ($0.05) in fiscal 2017 and a product line divestiture gain ($0.03), restructuring charges ($0.17) and non-cash impairment charge ($2.86) in fiscal 2016.
(3) See "Reconciliation of GAAP Measures to Non-GAAP Measures" included in our 2017 Annual Report to Shareholders which accompanies this Proxy Statement.

As a result of this financial performance, the cash bonuses earned by our NEOs in fiscal 2017 were generally below target (see page 23 for details of the Annual Bonus program), with higher amounts earned by some of our NEOs in business segments with favorable core sales and earnings results.  While profitability was challenged to varying degrees across the board, modest core sales growth in two of the three segments and our ability to generate and convert free cash flow company-wide in fiscal 2017 (despite lower earnings) benefited the cash bonuses of all of our NEOs. Similarly, the total shares vested related to Performance Shares (discussed on page 24) were below the target level for the most recently completed three year performance period.

Given that both incentive compensation and overall financial performance were below target levels, we believe that our executive compensation program is effectively linked to performance.  Further, we continue to believe our incentive compensation programs align closely to our business model of achieving core sales growth, quality of earnings and cash flow generation to fuel acquisitions, capital deployment and share repurchases.

Compensation and Link to Performance

Our executive compensation program is aligned with our overall business model (illustrated below), which is intended to create shareholder value.

Our long-term goal is to grow diluted earnings per share faster than most multi-industry peers. We intend to leverage our strong market positions to generate core sales growth that exceeds end-market growth rates. Core sales growth is accomplished through a combination of share capture, product innovation and market expansion into emerging industries and geographic regions. In addition to core sales growth, we are focused on acquiring complementary businesses and utilize our proprietary Acquisition Integration Management ("AIM") processes to efficiently incorporate acquisitions into the Company. Following an acquisition, we seek to drive growth opportunities (additional cross-selling opportunities and customer relationships) and cost reductions via operational excellence. We also focus on profit margin expansion and cash flow generation to achieve our financial objectives. Our LEAD (“Lean Enterprise Across Disciplines”) Business System utilizes various continuous improvement techniques to reduce costs, improve efficiencies and drive operational excellence across all locations and functions worldwide, thereby expanding profit margins and improving the customer experience. Our LEAD efforts also support our core sales growth. Strong cash flow generation is achieved by maximizing returns on assets and minimizing primary working capital needs. The cash flow that results from efficient asset management, improved profitability and loyal customers is used to fund strategic acquisitions, common stock repurchases and internal growth opportunities.

Shareholder Input on Executive Compensation Program
Shareholders provided overwhelming support for the compensation of our NEOs at the 2017 Annual Meeting, with over 98% of shareholders voting in favor of the compensation program for our NEOs. We engage with shareholders to gather feedback on our compensation programs, which have led to changes that strengthen the link between executive pay and Company performance. We will continually assess and modify our executive compensation program to incorporate shareholder input, industry trends and competitive compensation practices.
The Compensation Committee (the "Committee") engages in an ongoing review of the Company’s executive compensation program to evaluate whether the program supports the Company’s compensation philosophy and objectives, and is closely aligned with the Company’s business objectives. In connection with this ongoing review, and based on feedback received from our shareholders, the Committee continues to implement and maintain what it believes are best practices for executive compensation, each of which reinforces the Company’s compensation philosophy. Below is a summary of those practices.

What We Do	What We Do Not Do
Use performance metrics to align pay with performance	Offer gross-ups of related excise taxes on executive severance agreements
Cap payouts under our annual cash bonus plan and performance share plans	Provide single-trigger change-in-control severance benefits
Have robust stock ownership guidelines for our CEO and NEOs	Pay dividends on unearned and unvested performance shares
Apply clawback provisions to annual cash bonus and equity awards for executives in case of financial restatement.	Reprice stock options
Engage an independent compensation consultant that reports to the Compensation Committee	Provide tax gross-ups in the event of a change in control
Prohibit short sales, hedging or pledging of our stock by our executive officers and directors
Oversight of the Executive Compensation Program

The Committee is primarily responsible for overseeing the Company’s executive compensation program and considers advice from an independent compensation consultant regarding competitive market pay practices. The Company’s CEO and management team also provide the Committee specific information related to NEO performance, compensation data and financial results.

Role of Compensation Committee

The Committee establishes our executive compensation philosophy and administers the overall executive compensation program. The Committee reviews and approves all components of the compensation program, establishes objectives for NEOs that are aligned with the Company’s business and financial strategy, and determines compensation levels for our NEOs. CEO compensation is recommended by the Committee to the Board for approval. The Committee monitors the performance of NEOs (other than the CEO) through verbal updates regarding their annual reviews completed by the CEO and performs a separate evaluation of the CEO’s performance in cooperation with the Chairman of the Board.

Role of Compensation Consultant

The Committee utilizes Willis as its independent compensation consultant. Willis assists the Committee by evaluating executive compensation, analyzing pay alignment with financial and stock performance, providing general compensation trends and competitive market data and benchmarking, and by participating in the design and implementation of certain elements of the executive compensation program. Willis does not make specific recommendations on individual compensation amounts for the executive officers or the independent directors, nor does it determine the amount or form of executive and director compensation.

Role of Management and the Chief Executive Officer

Our CEO, in consultation with the Executive Vice President - Human Resources, develops compensation recommendations for the Committee to consider. The CEO considers various factors when making recommendations, including external market data as provided by Willis, the relative importance of the executive’s position within the organization, the individual’s tenure and experience and the executive’s performance and contributions to the Company’s results.

The CEO, with assistance from Human Resources and Finance personnel, works to monitor existing compensation plans and programs applicable to NEOs and other executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Committee in making its decisions, and, ultimately, to implement the decisions of the Committee.

Assessing Competitive Compensation Practices

The Committee reviews both general industry survey data, as well as compensation practices and pay opportunities for a selection of publicly-traded U.S. companies that the Company competes with from a business and executive talent perspective (the “Peer Group”). The Company and the Committee have regularly utilized a Peer Group as part of the annual benchmarking process. From time to time, the Committee has undertaken a review of the Peer Group to ensure it remains a reasonable and appropriate tool to utilize for both pay level and pay design benchmarking purposes. A review of the Peer Group was conducted during fiscal

2017 with no significant changes. The Peer Group companies were chosen based on their alignment with the Company, as reflected in the following characteristics:

•	Reasonably comparable market capitalization and annual revenues

•	Global scope and complexity

•	End-market diversification

•	Acquisitive growth strategies

The companies listed below are included in the Peer Group:

Altra Industrial Motion Corp	Crane Co	IDEX Corp	Standex International Corp
AO Smith Corp	EnerSys	John Bean Technologies Corp	TriMas Corp
Barnes Group Inc	EnPro Industries, Inc	Kennametal Inc	Woodward, Inc
Belden Inc	Graco Inc	Lincoln Electric Holdings Inc
Brady Corp	Harsco Corp	Nordson Corp
Briggs & Stratton Corp	Hillenbrand, Inc	Rexnord Corp

In addition to Peer Group compensation data, the Committee primarily uses a broad set of data from the Willis Executive Compensation Market Analysis Survey to obtain compensation information and an understanding of executive compensation trends. The Willis survey data represents all participants in their database, with the exclusion of the financial services and the energy services industries. The Committee does not determine the companies that are included in the Willis survey data. The data (far in excess of 400 listed companies) is adjusted to reflect an organization of our revenue size. The data is reviewed in aggregate and on an individual basis by the Committee and provides the primary reference point for making compensation related decisions. The Committee believes that this survey data, together with the compensation practices of the Peer Group and CEO recommendations (for other NEOs based on experience, expertise and demonstrated performance), accurately defines competitive market compensation for executive talent.

Target Level Compensation Determination

To determine NEO compensation, the Committee considers factors such as the level of responsibility, skills and experiences required by the position, the executive’s qualifications, our ability to replace such individual and the overall competitive environment. It also considers current and historical compensation levels, performance in the role, length of service, the Committee’s view of internal equity and consistency and other considerations it may feel are relevant. In analyzing these factors, the Committee reviews competitive compensation data and targets the 50th percentile of pay for Total Direct Compensation (base salary, annual cash bonus and equity incentive awards). In some cases, individual components may be over market (in order to emphasize a particular element or if individual circumstances dictate), but the total compensation package is market competitive and will generally not exceed the 75th percentile of market at target.

Components of Executive Compensation

We seek to pay our executives fairly and competitively and to link pay with performance. The main elements of our compensation program are base salary, a short-term incentive in the form of an annual cash bonus, and long-term equity incentive awards. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. A significant portion of our executives' compensation is equity-based. For fiscal 2017, incentive compensation at target (annual cash bonus and equity incentive awards) accounted for approximately 80% of Mr. Baker's Total Direct Compensation opportunity and approximately 65% of the average Total Direct Compensation opportunity of the other NEOs.

Base Salary

Base salaries are reviewed annually and are established considering the scope and complexity of the role, market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to business performance and leadership. Generally changes in base salary are the result of either an annual merit increase, promotion or changes in role or market adjustment. Base salary increases for NEOs occurred in January 2017 and were in the 2% to 6% range, reflecting annual merit adjustments.

Annual Bonus

Our NEOs, along with other leaders and substantially all U.S. employees, have an opportunity to earn an annual cash bonus based on achievement of certain performance objectives. Beginning in fiscal 2017, the Committee and management modified the annual bonus plan design and metrics to align more closely to the Company's business model of achieving core sales growth, quality of earnings and cash flow generation to fuel acquisitions, capital deployment and share repurchases. The three performance metrics implemented within the annual bonus plan are Core Sales Growth, EBITDA Margin % and Free Cash Flow. The exhibit below illustrates the fiscal 2017 bonus plan design.

Annual bonus opportunity percentages vary by NEO and are determined based on their scope of duties and responsibilities as well as market and peer group data. Annual bonus achievement can range from 0% to 200% of the target annual bonus based on actual performance. The following table summarizes the fiscal 2017 annual bonus opportunity and weighting for each NEO.

	Annual Bonus Opportunity as a % of Base Salary			Weighting of Components of Target Annual Bonus
Name	Threshold	Target	Maximum	Actuant Core Sales	Actuant EBITDA Margin %	Segment Core Sales	Segment EBITDA Margin %	Actuant Free Cash Flow
Randal W. Baker	0%	100%	200%	33.3%	33.3%	—	—	33.4%
Rick T. Dillon (1)	0%	70%	140%	33.3%	33.3%	—	—	33.4%
Andrew G. Lampereur (2)	0%	70%	140%	33.3%	33.3%	—	—	33.4%
Stephen J. Rennie	0%	60%	120%	—	—	33.4%	33.3%	33.4%
Roger A. Roundhouse	0%	60%	120%	—	—	33.4%	33.3%	33.4%
Eugene E. Skogg	0%	60%	120%	33.3%	33.3%	—	—	33.4%

(1)	In accordance with his offer letter dated November 10, 2016, Mr. Dillon was entitled to a full year earned bonus without proration.

(2)	Mr. Lampereur did not receive a bonus payout in fiscal 2017 due to his departure from the Company in January 2017.

The annual bonus earned is based on performance against approved Core Sales, EBITDA Margin % and Free Cash Flow scales, which are established by the Committee in the first quarter of the fiscal year, considering financial plans, market conditions, year-over-year performance, non-recurring projects, and the general economic environment. Core Sales represents the net sales change between years excluding the impact of acquisitions, divestitures and foreign currency rate changes. EBITDA, Free Cash Flow and Free Cash Flow Conversion are calculated as illustrated in the "Reconciliation of GAAP Measures to Non-GAAP Measures" included in our 2017 Annual Report to Shareholders which accompanies this Proxy Statement. Following the completion of a fiscal year, the Committee approves annual bonus payouts based on the extent to which targets were achieved. Fiscal 2017 annual bonus achievement for our corporate executives is shown below:

	Fiscal 2017 Bonus Scale				Fiscal 2017 Bonus Achievement
	Threshold		Target	Maximum	Result	Bonus Payout %
	0%	50%	100%	200%
Consolidated Core Sales Metric	-6.9%	-5.9%	-2.1%	2.0%	-4.0%	75.2%
Consolidated EBITDA Margin % Metric	13.0%	13.4%	14.1%	14.7%	11.3%	0.0%

Actuant generated $68 million free cash flow for fiscal 2017 and free cash flow conversion was greater than 125% which resulted in a 100% achievement for this metric. The blended result of the achievement outcomes above is a bonus payout of 58% for our corporate executives for fiscal 2017.

These financial measures can be impacted by a variety of non-recurring or extraordinary items (e.g., acquisitions, divestitures, business restructuring, accounting rule changes, etc.) and actual results may be adjusted for these items if not contemplated in the target setting process. All adjustments to the annual bonus financial results are reviewed and approved by the Committee.

In order to illustrate the historical level of performance against annual bonus targets, the following table summarizes the actual annual bonus payout percentages achieved by our corporate executives (expressed as a percentage of the target annual bonus level) for each of the last five fiscal years:

Fiscal Year	Annual Bonus Payout
2013	8%	(1)
2014	7%
2015	0%
2016	4%
2017	58%

(1) Corporate executives declined annual bonuses in fiscal 2013.

Equity Compensation

We believe that a significant portion of Total Direct Compensation should be made in the form of equity compensation due to the strong alignment created with shareholders. If our stock price declines, so does the value of the NEOs' compensation, and vice versa. For our NEOs, the Committee approves a target award value based on Willis benchmarking data, and other applicable factors such as internal equity and individual contributions. Historically equity awards for NEOs have been allocated in the form of 35% in stock options, 35% in restricted stock units and 30% in performance shares. Beginning in fiscal 2018, equity awards for NEOs will be allocated 50% in performance shares and 50% in restricted stock in order to align with the equity allocation practices of the Peer Group.

 The following describes each type of award:

Performance Based Restricted Stock ("Performance Shares")—Our Performance Share awards have a three-year performance period, with vesting based 50% on achievement of an absolute Free Cash Flow Conversion target and 50% on the Company’s TSR relative to the S&P 600 SmallCap Industrial Index (approximately 90 companies). New three-year performance cycles start annually with grants near the beginning of each fiscal year. The Committee designed the plan to include both TSR and Free Cash Flow Conversion elements to emphasize the importance of these two metrics to the long-term success of the Company. TSR aligns the interests of shareholders and executives, while strong Free Cash Flow Conversion helps ensure adequate cash generation to fund Company growth, dividends and stock buybacks. The targets and vesting scale for Performance Shares granted in fiscal 2017 were as follows:

Measure	Threshold	Target	Maximum
Vesting Scale (as a percentage of Target)	50%	100%	150%
Relative TSR Percentile	25th	50th	75th
Free Cash Flow Conversion	100%	115%	140%
The target and actual shares vested for the recently completed three-year performance periods are summarized as follows (in aggregate for all NEOs):

Performance Period Ended	Target Shares	Actual Shares Vested	% of Target Shares Vested
August 31, 2015	98,342	58,967	60%
August 31, 2016	4,699	2,963	63%
August 31, 2017 (1)	10,570	7,769	74%
(1) Mr. Lampereur and Mr. Roundhouse are the only NEOs with shares vesting from the fiscal 2015 Performance Share Grant

The three-year measurement period for the fiscal 2015 Performance Share grant ended August 31, 2017 and the vesting level achieved is shown below:

	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Relative TSR Percentile	Actual Vesting for Relative TSR Percentile
Relative TSR Percentile	25th	50th	75th	Below 25th	0%

	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Cash Flow Conversion	Actual Vesting for Free Cash Flow Conversion
Free Cash Flow Conversion	100%	115%	140%	139%	147%

The following tables summarize threshold, target and maximum restricted stock share opportunities for the fiscal 2016 and fiscal 2017 Performance Share grants for eligible NEOs as of August 31, 2017:

	2016 Performance Shares Grant
Name	Threshold	Target	Maximum
Andrew G. Lampereur	—	9,321	13,982
Roger A. Roundhouse	—	6,353	9,530
Eugene E. Skogg	—	4,143	6,215

	2017 Performance Shares Grant
Name	Threshold	Target	Maximum
Randal W. Baker	—	33,044	49,566
Rick T. Dillon	—	6,004	9,006
Andrew G. Lampereur	—	9,253	13,880
Stephen J. Rennie	—	5,618	8,427
Roger A. Roundhouse	—	6,873	10,310
Eugene E. Skogg	—	4,759	7,139

Restricted Stock Units and Awards—Restricted stock units and awards granted prior to January 2017 generally vested 50% after three years with the remaining 50% vesting after five years. Restricted stock awarded in January 2017 and thereafter generally vests in equal installments over a three-year period. The Committee has the ability to vary the vesting schedule for new grants. Individuals granted restricted stock units have the ability to defer receipt and taxability of the shares beyond their normal vesting dates into the Employee Deferred Compensation Plan by providing written notice to the Company at least twelve months in advance of the award’s scheduled vest date.

Stock Options—Stock options granted to NEOs generally become 50% exercisable three years after the grant date with the remaining 50% exercisable after five years. The Committee has the ability to vary both the term and vesting schedule for new stock option grants in accordance with the plan. All options are granted following the Committee’s authorization, with an exercise price equal to the closing market price on the date of grant and have a ten-year term. Stock option back-dating or re-pricing is expressly prohibited. To the extent stock options are granted in the future, the Committee has currently determined that stock options will vest in equal installments over a three-year period. The Committee concluded that a shorter vesting period would enhance retention and the practice is more aligned with the practices of the Peer Group.

 Practices Regarding the Grant of Equity Compensation

The Committee has generally followed a practice of making annual equity grants to its NEOs on a single date each year, when all material information is publicly available. In fiscal 2017, the Committee granted the equity awards at its regularly scheduled January 2017 meeting. Performance Shares were granted in October near the beginning of the three-year performance period. While the vast majority of awards to NEOs have historically been made as part of our annual grant program, the Committee occasionally makes awards to NEOs or other employees at other times, such as in connection with hiring, promotions or for retention purposes.

In August 2015, the Board approved an Investment/Matching Restricted Stock Grant Program ("the Program") for senior executives of the Company. Under this Program the Company granted one share of restricted stock or restricted stock unit (the “Matching Shares”) for every two shares of Company common stock purchased by an eligible senior executive. The maximum value of the stock that could be purchased was limited to: $5 million for the Company’s CEO and $2 million for each of the other NEOs. Contingent upon the senior executive continuing to hold the purchased shares and remaining an employee with the Company or a member of the Board, the Matching Shares cliff vest on the third anniversary of the grant date; provided, however, that the Matching Shares fully vest in the event of (a) a termination of employment without cause; (b) the death or total and permanent disability of the senior executive; or (c) material reduction in authority, responsibility or duties. Our CEO was the only NEO to take advantage of the program in fiscal 2017.

The following table summarizes the grant date fair value of restricted stock awards (based on the market price of the shares on the grant date) made to each NEO during each of the last three fiscal years:

			Non-Routine Stock Awards
Name	Year	Routine Stock Awards	Employment Transition Stock Awards	Retention Stock Awards	Matching Shares (1)	Total Stock Awards
Randal W. Baker	2017	$1,624,995	$—	$—	$282,500	$1,907,495
	2016	1,150,000	—	—	174,423	1,324,423

Rick T. Dillon(2)	2017	$357,484	$599,988	$—	$—	$957,472

Andrew G. Lampereur	2017	$455,013	$—	$—	$—	$455,013
	2016	438,772	—	—	1,027,576	1,466,348
	2015	438,750	—	—	—	438,750

Stephen J. Rennie	2017	$276,246	$—	$—	$—	$276,246
	2016	149,998	—	—	218,138	368,136

Rodger A. Roundhouse	2017	$337,986	$—	$—	$—	$337,986
	2016	299,000	—	731,000	104,880	1,134,980
	2015	276,252	—	—	—	276,252

Eugene E. Skogg	2017	$234,004	$—	$—	$—	$234,004
	2016	195,008	—	—	624,877	819,885
	2015	150,005	450,000	—	—	600,005

(1)
The ability for NEOs to receive Matching Shares under the Program expired in March 2016 for all NEOs, with the exception of Mr. Baker who was provided matching eligibility through October 2016 in accordance with the terms of his offer letter dated February 24, 2016.

(2)
Mr. Dillon received a new hire grant of $600,000 consistent with his offer letter dated November 10, 2016 which vests in equal installments over 2 years. Additionally, Mr. Dillon was provided matching share eligibility through June 2017, but did not participate in the Program.

Retirement and Other Benefits

We provide benefit programs to our employees, including executives and our NEOs, to attract and retain them as well as to provide a competitive total compensation program. Actuant’s benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including our NEOs. However, modifications may be made in cases where IRS limits or other regulations prevent equitable treatment or for competitive positioning purposes. The following table summarizes such benefit plans and eligibility (for our U.S. employees):

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
401(k) Retirement Plan	✓	✓	✓
Supplemental Executive Retirement Plan (SERP)	✓	Selectively	Not Offered
Employee Deferred Compensation Plan	✓	✓	✓
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Life and Disability Insurance	✓	Selectively	Not Offered
Employee Stock Purchase Plan	✓	✓	✓
Vacation	✓	✓	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance	✓	Selectively	Selectively
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	✓	Selectively	Not Offered

401(k) Retirement Plan

Under our 401(k) Plan, most employees, including our NEOs, may contribute eligible compensation up to IRS limits. The Company generally provides a “core” contribution equal to 3% of eligible compensation (subject to IRS compensation and contribution limits). In addition, the Company provides a matching contribution of 100% for the first $300 contributed to the Plan, and an additional 25% match on employee elective contributions between $300 and 6% of eligible compensation. Company matching and core contributions vest 25% after two years, 50% after three years, 75% after four years and 100% after five years.

Supplemental Executive Retirement Plan ("SERP")

The SERP covers certain executive level employees (including the NEO’s) and is designed to improve the competitive positioning of our retirement programs, reward long-service employees and support executive retention and recruiting efforts. The SERP is a nonqualified defined contribution plan and the benefit is calculated by applying a SERP multiplier to total eligible compensation in a given year (base salary plus annual paid bonus). The SERP multiplier ranges from 3-6%, and is determined by a formula that takes into account the executive’s age and years of service. SERP contributions are credited to a notional interest bearing account and vest after five years of service or when the executive turns 60. The targeted combined annual NEO retirement contribution between the SERP and 401(k) Plan is approximately 7-10.5% of cash compensation, depending on age and years of service.

Employee Deferred Compensation Plan

We also offer a deferred compensation plan that allows U.S. employees with base salary over $120,000 to defer cash compensation and associated taxes until retirement or termination of employment. Investment options include an interest bearing account and/or a common stock account. As a result of the unfunded nature of the plan, compensation deferrals are essentially unsecured loans from employees to the Company. Each year the Committee determines the interest rate for new deferrals, taking into account current market rates. The stock account return mirrors the performance of Actuant’s stock price. Shares of common stock equal to the value of deferred contributions into that account are transferred by the Company into a rabbi trust. When distributed, deferred amounts invested in the interest account are paid out in cash while an appropriate number of shares of common stock (plus accrued dividends) are released from the rabbi trust to satisfy common stock fund distributions.

In addition, the Employee Deferred Compensation Plan allows all employees in the U.S. with annual eligible compensation in excess of $260,000, to receive their 401(k) core contribution, calculated as if no IRS limits were in place ("Restoration Contribution"). We believe that it is not equitable, or market competitive, to limit the Company core contribution to the 401(k) Plan based on IRS compensation and contribution limits. All Company core contributions pursuant to the Deferred Compensation Plan are deemed to be invested in Actuant common stock and are credited to participant's Deferred Compensation Plan Core Contribution Stock Fund.

Other Benefits

We provide perquisites to help executives be more productive and efficient, to provide protection from potential business risk and as a competitive compensation measure. They are limited in amount, and we maintain a strict policy regarding the eligibility and use of these benefits which include financial planning and use of the company airplane. Annual NEO personal use of the plane (which is reviewed by the Committee at least annually) is capped at 24 hours of flight time for the CEO and 12 hours for all other NEOs. The other benefits earned by our NEOs in fiscal 2017 are included in the “All Other Compensation Table” on page 31.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to NEOs to $1 million in any year. This limitation does not apply to the CFO or performance based compensation for other NEOs if certain conditions are met. While the Committee generally intends for payments under certain of our incentive plans to meet the criteria for tax deductibility under the provisions of the Internal Revenue Code, the Committee retains full discretion and flexibility in structuring compensation programs that are designed to attract, reward and retain successful executives, even if not fully deductible.

Stock Ownership Requirements

Ownership of Actuant stock by our executives directly aligns their interests with shareholders. Accordingly, the Board maintains stock ownership guidelines for our NEOs equal in value to a multiple of their base salary.

Position	Multiple of Base Salary Required to be held in Actuant Stock
CEO	5X
Other NEOs	3X

Effective fiscal 2017, our Board of Directors approved changes to our stock ownership requirements to include the value of unvested restricted stock units consistent with Peer Group practices. Additionally, the value of "in the money" vested options, shares held in the 401(k), employee stock purchase plan and/or deferred compensation accounts, as well as shares owned outright or by family members continue to be counted towards the ownership requirements. In order to be market competitive and aligned with our peers, we have extended the compliance period to achieve the ownership requirement to 5 years from 3 years from the date of appointment. The Committee reviews each NEO's compliance with these guidelines on an annual basis, and all NEO's have either met the target ownership level, or are within the five year compliance period.

Executives are expected to hold all of their shares until the ownership requirements are met. Those who have not reached their specified targets are required to hold 50% gross value of the shares they receive so that they meet their requirements in a timely manner, with the 50% balance available to cover related income tax obligations.
Anti-Hedging Policy

Actuant maintains a policy that prohibits employees from engaging in short-term or speculative transactions involving its common stock. This policy prohibits trading in Company common stock on a short-term basis, engaging in short sales, buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.

Compensation Clawback Policy
 We have a compensation clawback policy for executive officers, which defines the economic consequences that misconduct could have on their compensation. In the event of a financial restatement due to fraud or misconduct as determined by the Board of Directors, the responsible executive must reimburse the Company for their annual cash bonus, as well as equity based awards or other performance-based compensation paid to the executive based on the financial results that were the subject of the restatement.
Conclusion

We believe that we have designed an executive compensation program that effectively links pay and performance and is in the best long-term interests of our shareholders. As indicated in our Compensation Committee Charter, we will continue to evaluate our executive compensation program to ensure future alignment in our compensation program and practices. Shareholder input will continue to be an important consideration in our annual executive compensation evaluation process.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Holly A. Van Deursen, Chairperson
Gurminder S. Bedi
Richard D. Holder
R. Alan Hunter Jr.
Dennis K. Williams

Summary Compensation Table

The following table sets forth the total compensation applicable to the fiscal years ended August 31, 2017, 2016 and 2015 by the NEOs:

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (7)	Option Awards ($) (8)	Annual Bonus ($) (9)	Non-qualified Deferred Compensation Earnings ($) (10)	All Other Compensation ($) (11)	Total ($)
Randal W. Baker (1)	2017	$850,000	$1,907,495	$875,059	$496,400	$879	$120,514	$4,250,347
President and Chief Executive Officer	2016	405,385	1,324,423	1,150,000	212,500	—	39,641	3,131,949

Rick T. Dillon (2)	2017	$320,192	$957,472	$392,531	$183,960	$—	$409,468	$2,263,623
Executive Vice President and Chief Financial Officer

Andrew G. Lampereur (3)	2017	$325,990	$455,013	$245,060	$—	$260,522	$513,496	$1,800,081
Former Executive Vice President and Chief Financial Officer	2016	490,000	1,466,348	236,249	13,034	278,573	69,554	2,553,758
	2015	482,000	438,750	236,216	—	187,311	73,139	1,417,416

Stephen J. Rennie (4)	2017	$410,000	$276,246	$148,735	$191,880	$6,744	$58,001	$1,091,606
Executive Vice President - Industrial Segment	2016	360,769	368,136	224,997	19,172	7,412	60,626	1,041,112

Roger A. Roundhouse (5)	2017	$420,000	$337,986	$182,000	$299,376	$908	$54,368	$1,294,638
Executive Vice President - Engineered Solutions Segment	2016	405,000	1,134,980	160,991	—	583	59,709	1,761,263
	2015	390,000	276,252	206,393	—	—	52,560	925,205

Eugene E. Skogg (6)	2017	$361,000	$234,004	$126,000	$126,494	$6,136	$160,413	$1,014,047
Executive Vice President - Human Resources	2016	340,000	819,885	104,996	7,105	650	62,324	1,334,960
	2015	70,865	600,005	150,003	—	—	76,215	897,088

(1)
Mr Baker joined the Company in March 2016 and therefore his base salary in 2016 represents actual salary earned. Fiscal 2016 stock awards include the non-routine awards described on page 26. Mr. Baker's fiscal 2016 annual bonus was the minimum bonus awarded in his offer letter dated February 24, 2016.

(2)
Mr. Dillon joined the Company in December 2016 and therefore base salary represents actual salary earned. His annual salary at August 31, 2017 was $450,000. Mr. Dillon received a $600,000 restricted stock grant and $200,000 option grant upon joining the Company. Mr. Dillon's fiscal 2017 annual bonus was based on full year earnings as stated in his offer letter dated November 10, 2016.

(3)
Mr. Lampereur departed the Company in January 2017 and therefore fiscal 2017 base salary represents actual salary earned prior to his departure and a transition services payment of $85,750. Fiscal 2016 stock awards include the non-routine awards described on page 26.

(4)
Mr. Rennie was promoted effective August 2016 and therefore his base salary in 2016 represents actual salary earned in his current and former role. Fiscal 2016 stock awards include the non-routine awards described on page 26. Mr Rennie subsequently departed the Company in October 2017.

(5)	Mr. Roundhouse's fiscal 2016 stock awards include the non-routine awards described on page 26.

(6)
Mr. Skogg joined the Company in June 2015 and therefore his base salary in 2015 represents actual salary earned. Additionally, fiscal 2016 and 2015 stock awards include the non-routine awards described on page 26. Mr Skogg subsequently departed the Company in September 2017.

(7)
Amounts reflect the aggregate grant date fair value of restricted stock and Performance Share awards and Investment/Matching Restricted Stock as described in detail under “Non-Routine Stock Awards” on page 26. The amount was determined by multiplying the grant date fair value of the award by the number of restricted shares/units granted, or the number of Performance Shares awarded (assuming a payout at target). As described on page 24, Performance Share vesting ranges from 0% to 150% of target. The value of outstanding unvested Performance Shares at the maximum payout of 150% at August 31, 2017 is summarized in the following table:

Name	2017 Grant	2016 Grant
Randal W. Baker	$1,192,062	$—
Rick T. Dillon	216,594	—
Andrew G. Lampereur	333,802	336,255
Stephen J. Rennie	202,669	—
Roger A. Roundhouse	247,943	229,184
Eugene E. Skogg	171,681	149,459

(8)
Amounts represent the aggregate grant date fair value of options utilizing a binomial pricing model. The amounts do not represent the realized or unrealized earnings or value earned in the respective year. Actual realization of value or earnings under equity compensation plans is related to common stock share price appreciation.

(9)	Reflects amounts earned under the Annual Bonus plan. Amounts are paid in the first quarter of the subsequent fiscal year. For additional information on the Annual Bonus plan, see page 23.

(10)
Reflects the portion of interest earned in the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan that exceeds the SEC benchmark “market” rate of 3.71%, 2.28% and 3.09% in 2015, 2016 and 2017, respectively (120% of the applicable federal long term rate). See page 27 for information on the Employee Deferred Compensation Plan, and page 36 for NEO activity in this plan.

(11)	Reflects all other compensation, as summarized in the following table:

Name	Year	401(k) Core and Match	401(k) Restoration (1)	SERP (2)	Automobile Allowance	Supplemental Life & Disability Insurance	Executive Physical	Personal Use of Company Plane (3)	Club Dues	Financial Planning	Relocation Benefits	Other (4)	Total
Randal W. Baker	2017	$12,150	$23,925	$42,500	$7,182	$4,083	$4,874	$25,800	$—	$—	$—	$—	$120,514
	2016	12,150	4,212	16,215	—	2,739	4,325	—	—	—	—	—	39,641

Rick T. Dillon	2017	$12,150	$10,656	$9,606	$—	$—	$—	$12,000	$—	$—	$65,056	$300,000	$409,468

Andrew G. Lampereur	2017	$—	$—	$—	$12,795	$288	$—	$8,000	$—	$2,413	$—	$490,000	$513,496
	2016	12,150	6,681	29,234	10,135	3,461	—	7,200	—	693	—	—	69,554
	2015	11,925	7,226	30,012	11,724	3,371	—	6,000	—	2,881	—	—	73,139

Stephen J. Rennie	2017	$12,150	$4,821	$21,285	$10,429	$4,492	$4,824	$—	$—	$—	$—	$—	$58,001
	2016	12,150	3,066	18,038	10,182	2,741	4,449	—	—	10,000	—	—	60,626

Roger A. Roundhouse	2017	$12,150	$4,494	$16,592	$10,633	$3,916	$—	$—	$—	$6,583	$—		$54,368
	2016	12,150	4,044	15,992	9,479	3,577	7,507	—	—	6,960	—	—	59,709
	2015	11,858	4,540	16,453	4,791	2,746	7,172	—	—	5,000	—	—	52,560

Eugene E. Skogg	2017	$10,999	$3,642	$24,367	$11,530	$2,365	$8,196	$—	$—	$5,243	$94,071	$—	$160,413
	2016	10,445	3,335	16,913	3,088	2,365	8,213	—	—	6,858	11,107	—	62,324
	2015	4,978	—	4,163	—	—	—	—	—	—	17,074	50,000	76,215

(1)	Represents Company Restoration Contribution to the Employee Deferred Compensation Plan, as described on page 27.

(2)	Represents Company contribution to the SERP plan as described on page 27.

(3)	The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.

(4)	Represents a sign-on bonus in fiscal 2017 for Mr. Dillon, termination/severance amounts in fiscal 2017 for Mr. Lampereur and a sign-on bonus in fiscal 2015 for Mr. Skogg.

Grants of Plan-Based Awards

The following table sets forth the equity compensation awards in fiscal 2017, as well as the potential range of payouts for fiscal 2017 under the Annual Bonus plan:

	Grant Date	Estimated Future Payouts Under Annual Bonus (1)			Estimated Future Vesting Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Randal W. Baker	10/14/2016	—	—	—	—	—	—	12,500	—	$—	$282,500
	10/18/2016	—	—	—	—	33,044	49,566	—	—	—	749,982
	1/16/2017	—	—	—	—	—	—	32,468	—	—	875,013
	1/16/2017	—	—	—	—	—	—	—	73,130	11.97	875,059
	n/a	—	$850,000	$1,700,000
Rick T. Dillon (6)	12/27/2016	—	—	—	—	—	—	22,263	—	$—	$599,988
	12/27/2016	—	—	—	—	—	—	—	18,980	10.54	200,001
	1/16/2017	—	—	—	—	6,004	9,006	—	—		164,980
	1/16/2017	—	—	—	—	—	—	7,143	—	—	192,504
	1/16/2017	—	—	—	—	—	—	—	16,090	11.97	192,530
	n/a	—	$315,000	$630,000
Andrew G. Lampereur	10/18/2016	—	—	—	—	9,253	13,880	—	—	$—	$210,011
	1/16/2017	—	—	—	—	—	—	9,091	—	—	245,002
	1/16/2017	—	—	—	—	—	—	—	20,480	11.97	245,060
Stephen J. Rennie	10/18/2016	—	—	—	—	5,618	8,427	—	—	$—	$127,509
	1/16/2017	—	—	—	—	—	—	5,519	—	—	148,737
	1/16/2017	—	—	—	—	—	—	—	12,430	11.97	148,735
	n/a	—	$246,000	$492,000
Roger A. Roundhouse	10/18/2016	—	—	—	—	6,873	10,310	—	—	$—	$155,993
	1/16/2017	—	—	—	—	—	—	6,753	—	—	181,993
	1/16/2017	—	—	—	—	—	—	—	15,210	11.97	182,000
	n/a	—	$252,000	$504,000
Eugene Skogg	10/18/2016	—	—	—	—	4,759	7,139	—	—	$—	$108,013
	1/16/2017	—	—	—	—	—	—	4,675	—	—	125,991
	1/16/2017	—	—	—	—	—	—	—	10,530	11.97	126,000
	n/a	—	$216,600	$433,200

(1)
These columns show the range of payouts under the fiscal 2017 Annual Bonus plan described on page 23. The actual bonuses earned under this plan are included in the Summary Compensation Table on page 30. Since Mr. Lampereur departed the Company effective January 2017, he was not eligible for a 2017 bonus and therefore bonus payout ranges are not provided.

(2)	Reflects Performance Shares granted in fiscal 2017 under the Company’s 2009 Omnibus Plan. Refer to page 24 “Equity Compensation-Performance Based Restricted Stock” for further details on these awards.

(3)	Reflects restricted stock granted in fiscal 2017 under the Company’s 2009 Omnibus Plan.

(4)	Reflects stock options granted in fiscal 2017 under the Company’s 2009 Omnibus Plan.

(5)
The fair value of restricted stock awards is based on the market price of the shares on the grant date or a simulation model (Monte Carlo), depending on the type of performance condition, while the fair value of the option awards is determined using a binomial pricing model. Refer to our Annual Report on Form 10-K for details regarding assumptions utilized to value share based awards.

(6)
Mr. Dillon joined the Company in December 2016, but his annual bonus was based upon full year earnings as stated in his offer letter dated November 10, 2016. Mr. Dillon also received a $600,000 restricted stock grant and $200,000 option grant upon joining the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity incentive plan awards held by each NEO at August 31, 2017:

	Option Awards						Stock Awards			Performance Awards (2)
Name	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Randal W. Baker	3/21/2016	—	120,441	$24.42	(5)	3/21/2026	47,092	$1,132,563	(5)	—	—
	4/4/2016	—	—	—		—	2,031	48,845	(7)	—	—
	7/11/2016	—	—	—		—	5,397	129,798	(7)	—	—
	10/14/2016	—	—	—		—	12,500	300,625	(7)	—	—
	10/18/2016	—	—	—		—	—	—		33,044	$794,708
	1/16/2017	—	73,130	26.95	(5)	1/16/2027	32,468	780,855	(6)	—	—
Rick T. Dillon	12/27/2016	—	18,980	$26.95	(5)	12/27/2026	22,263	$535,425	(4)	—	—
	1/16/2017	—	16,090	26.95	(5)	1/16/2027	7,143	171,789	(6)	6,004	$144,396
Andrew G. Lampereur	1/14/2008	50,000	—	$28.36	(3)	1/14/2018	—	—		—	—
	1/9/2009	92,000	—	18.33	(3)	1/9/2019	—	—		—	—
	1/12/2010	44,400	—	19.20	(3)	1/12/2020	—	—		—	—
	1/14/2011	37,000	—	27.77	(3)	1/14/2021	—	—		—	—
	1/9/2012	25,800	—	22.87	(3)	1/9/2022	—	—		—	—
	1/14/2013	20,798	—	28.70	(3)	1/14/2023	—	—		—	—
	1/13/2014	15,238	—	35.71	(3)	1/13/2024	—	—		—	—
	10/29/2014	—	—	—		—	—	—		6,486	$155,988	(3)
	1/20/2015	26,159	—	22.98	(3)	1/20/2025	—	—		—	—
	10/19/2015	—	—	—		—	—	—		9,321	224,170	(3)
	1/19/2016	28,513	—	21.41	(3)	1/19/2026	—	—		—	—
	10/18/2016	—	—	—		—	—	—		9,253	222,535	(3)
	1/16/2017	20,480	—	26.95	(3)	1/16/2027	—	—		—	—
Stephen J. Rennie	1/8/2013	—	525	$28.21	(9)	1/8/2023	—	—		—	—
	1/14/2013	6,417	6,417	28.70	(9)	1/14/2023	1,568	$37,710	(9)	—	—
	4/8/2013	—	1,000	29.65	(9)	4/8/2023	—	—		—	—
	1/13/2014	5,223	5,223	35.71	(9)	1/13/2024	1,400	33,670	(9)	—	—
	4/4/2014	—	2,000	34.48	(9)	4/4/2024	—	—		—	—
	7/7/2014	—	2,500	34.09	(9)	7/7/2024	—	—		—	—
	10/20/2014	—	1,500	29.62	(9)	10/20/2024	—	—		—	—
	1/7/2015	—	1,000	25.29	(9)	1/7/2025	—	—		—	—
	1/20/2015	—	23,253	22.98	(9)	1/20/2025	6,092	146,512	(9)	—	—
	4/6/2015	—	1,500	24.46	(9)	4/6/2025	—	—		—	—
	10/19/2015	—	—	—		—	3,750	90,187	(9)	—	—
	1/6/2016	—	—	—		—	3,000	72,150	(9)	—	—
	1/19/2016	—	27,155	21.41	(9)	1/19/2026	7,006	168,494	(9)	—	—
	4/4/2016	—	—	—		—	2,700	64,935	(9)	—	—
	10/18/2016	—	—	—		—	—	—		5,618	$135,113	(9)
	1/16/2017	—	12,430	26.95	(9)	1/16/2027	5,519	132,731	(9)	—	—
Roger A. Roundhouse	5/5/2014	7,331	—	$33.93		5/5/2024	—	—		—	—
	10/29/2014	—	—	—		—	—	—		4,084	$98,220
	1/20/2015	—	16,471	22.98	(5)	1/20/2025	6,473	$155,676	(5)	—	—
	4/6/2015	—	6,000	24.46	(8)	4/6/2025	—	—		—	—
	10/19/2015	—	—	—		—	—	—		6,353	152,790
	10/30/2015	—	—	—		—	4,600	110,630	(7)	—	—
	1/19/2016	—	19,430	21.41	(5)	1/19/2026	7,519	180,832	(5)	—	—
	3/17/2016	—	—	—		—	13,334	320,682	(6)	10,000	240,500
	10/18/2016	—	—	—		—	—	—		6,873	165,296
	1/16/2017	—	15,210	26.95	(5)	1/16/2027	6,753	162,410	(6)	—	—

	Option Awards						Restricted Stock Awards			Performance Awards (2)
	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Eugene Skogg	7/21/2015	—	16,630	$22.95	(10)	7/21/2025	13,007	$312,818	(10)	—	—
	10/19/2015	—	—	—		—	—	—		4,143	$99,639	(10)
	10/30/2015	—	—	—		—	6,257	150,480	(10)	—	—
	1/6/2016	—	—	—		—	15,000	360,750	(10)	—	—
	1/19/2016	—	12,672	21.41	(10)	1/19/2026	4,904	117,941	(10)	—	—
	4/4/2016	—	—	—		—	5,000	120,250	(10)	—	—
	10/18/2016	—	—	—		—	—	—		4,759	114,454	(10)
	1/16/2017	—	10,530	26.95	(10)	1/16/2027	4,675	112,434	(10)	—	—

(1)
Market value of restricted stock awards and Performance Shares has been computed by multiplying the $24.05 closing price of the Company’s common stock on August 31, 2017 (the last trading day of fiscal 2017) by the number of shares awarded.

(2)
With the exception of the March 17, 2016 grant to Mr. Roundhouse, awards represent Performance Shares (at target) that include a three-year performance period and vest based on achievement of an absolute Free Cash Flow Conversion target and the Company’s TSR percentile relative to the S&P 600 SmallCap Industrial Index. Subsequent to August 31, 2017 and the completion of the three year performance period, the 2015 Performance Share grant (granted on October 29, 2014) vested at 74% of the target level. See “Equity Compensation-Performance Based Restricted Stock” on page 24 for additional details. The March 17, 2016 award to Mr. Roundhouse vests if certain segment-specific EBITDA targets are achieved by August 31, 2018.

(3)
Mr. Lampereur departed the Company in January 2017. As a condition of termination, all of Mr. Lampereur's unvested restricted stock and stock options were fully vested, and all unvested performance awards remain outstanding subject to the original performance criteria.

(4)	Restricted stock vests in equal installments over a two year period.

(5)	Fifty percent of the share based award vests on the third anniversary and the balance on the fifth anniversary of the grant date.

(6)	Restricted stock vests in equal installments over a three year period.

(7)	Restricted stock received in connection with the Investment/Matching Restricted Stock Program vests on the third anniversary of the grant date.

(8)	Stock options become exercisable on the fifth anniversary of the grant date.

(9)
Mr. Rennie departed the Company in October 2017. As a condition of termination, any restricted stock and stock option grants vesting within 2 years of termination will vest. All other restricted stock units and stock options will be forfeited effective October 2017. Mr Rennie's fiscal 2017 performance award will remain outstanding subject to the original performance criteria.

(10)
Mr. Skogg departed the Company in September 2017. As a condition of termination, any unvested restricted stock and stock option grants will fully vest as of September 2017 and all unvested performance awards remain outstanding subject to the original performance criteria.

Equity Awards Exercised and Vested in Fiscal 2017

The grant date fair value of equity compensation awards in each of the past three fiscal years is included in the Summary Compensation Table on page 30. However, this does not reflect the actual value realized on past awards, which may be more or less than the target values, depending on the appreciation in the price of the Company’s common stock. The following table summarizes the number of shares and the actual value realized by each NEO upon the exercise of options and vesting of restricted stock during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Randal W. Baker	—	$—	—	$—
Rick T. Dillon	—	—	—	—
Andrew G. Lampereur	42,500	135,404	105,883	2,893,406
Stephen J. Rennie	—	—	2,748	70,621
Roger A. Roundhouse	—	—	7,639	217,454
Eugene E. Skogg	—	—	6,470	155,604

(1)
Value realized on exercise of stock options reflects the difference between the option exercise price and the market price at exercise multiplied by the number of shares, while the value realized on the vesting of restricted stock awards reflects the number of shares vested multiplied by the market price of the stock on the vest date.

Employee Deferred Compensation

NEO’s participate in the Company’s Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan (see page 27 for a description of the plans).

Name	NEO Contributions in Fiscal 2017 (1)	Actuant Contributions	Aggregate Investment Earnings in Fiscal 2017		Aggregate Withdrawals and Distributions	Aggregate Balance at August 31, 2017 (4)
			Interest (2)	Other (3)
Randal W. Baker
Deferred Compensation	$42,500	$23,925	$2,311	$337	$—	$90,450
Supplemental Executive Retirement	—	42,500	963	—	—	59,678
Rick T. Dillon
Deferred Compensation	$—	$10,656	$—	$—	$—	$10,656
Supplemental Executive Retirement	—	9,606	—	—	—	9,606
Andrew G. Lampereur
Deferred Compensation	$35,218	$—	$412,231	$1,871	$—	$5,660,757
Supplemental Executive Retirement	—	—	21,630	—	—	312,950
Stephen J. Rennie
Deferred Compensation	$—	$4,821	$8,996	$675	$—	$197,504
Supplemental Executive Retirement	—	21,286	5,022	—	—	103,054
Roger A. Roundhouse
Deferred Compensation	$—	$4,494	$—	$387	$—	$14,700
Supplemental Executive Retirement	—	16,592	2,381	—	—	57,149
Eugene E. Skogg
Deferred Compensation	$121,409	$3,642	$11,446	$267	$—	$253,232
Supplemental Executive Retirement	—	24,367	1,294	—	—	46,987

(1)	NEO contributions include employee elective deferrals of base salary, annual bonus or restricted stock units (in accordance with the 2009 Omnibus Incentive Plan).

(2)
Interest was earned on deferred balances at various rates based on the year that eligible compensation was deferred, with a rate of 5.74% for calendar 2017 contributions. While the interest rates are above the SEC benchmark “market” rate (120% of the applicable federal long-term rate), the Company believes the rates are appropriate as they are reflective of the unsecured and unfunded nature of the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan. The rates are intended to approximate the rates the Company would pay for similar unsecured loans on the open market. Only the difference between the interest credited to the participant’s account and the SEC benchmark “market” rate of 3.09% is included under the caption “Non-qualified Deferred Compensation Earnings” in the Summary Compensation Table on page 30.

(3)	Represents gain (loss) on Actuant stock and reinvested dividends included in each NEO’s deferred compensation account.

(4)	The aggregate balance of August 31, 2017 represents the balance in each NEO’s participant account.

Equity Compensation Plan Information

The following table summarizes information, as of August 31, 2017, relating to our equity compensation plans pursuant to which grants of options, restricted shares or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (2)
Equity compensation plans approved by security holders (1)	4,482,078	$24.47	4,830,399
Equity compensation plans not approved by security holders	—	—	—
	4,482,078	$24.47	4,830,399

(1)
The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 2,925,040 stock options at a weighted average exercise price of $24.24, 266,590 stock appreciation rights at a weighted average exercise price of $26.97 (the number of actual shares issued will vary based on the stock price on the date of exercise), 1,174,808 restricted stock units and 115,640 Performance Shares (at target).

(2)
The number of securities remaining available for future issuance under equity compensation plans include 4,524,027 shares under the 2017 Omnibus Plan, 59,876 shares under the Actuant Corporation Deferred Compensation Plan and 246,496 shares under the Actuant Corporation 2010 Employee Stock Purchase Plan.

Change In Control Payments and Other Separation Agreements

Other than the separation agreements noted below, the Company does not have employment contracts with any of its NEOs. Whether and to what extent the Company would provide severance benefits to any NEOs upon termination (other than due to a change in control) is discretionary.

Change in Control Arrangements

Change in control agreements are in place with each of the NEOs providing certain benefits upon termination of employment following both a change in control and a triggering event. Such agreements are intended to encourage executives to consider the best interests of shareholders by alleviating any concerns about their own personal financial well-being in the face of a potential change in control of the Company.

A triggering event is defined as:

•
a material reduction in the base salary or annual bonus opportunity, or material reduction in the total value of the fringe benefits received by the executive from the Company from prior levels received at the time of a change in control or during the six month period prior to the change in control;

•
a material reduction in authority and responsibility or a material decrease in the same for the supervisor to whom the executive reports, from the levels existing at the time of a change in control or the six month period prior to the change in control; or

•
a change in the location or headquarters where the executive is expected to work that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period preceding the change in control.

A change in control is defined as:

•	the acquisition by a person or group of more than 50% of our common stock;

•
the acquisition by a person or group of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross market value of all of the assets of the Company immediately before such acquisition; or

•	the acquisition by a person or group of 30% or more of the total voting power of the stock of the Company; or

•	a change in the majority of our Board without the endorsement of the existing Board members.

The terms of the change in control agreements do not vary by executive, and there are no excise tax gross-ups.  The agreements state that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control (the “Triggering Event Period”), that executive is entitled to receive a lump sum payment equal to two annual base salary plus the greater of (i) two times the highest annual bonus earned by the executive during the three complete fiscal years immediately preceding the termination of employment or (ii) two times the amount of the target annual bonus for the executive during the three complete fiscal years immediately preceding the termination of employment.  The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change-in-control were not determined in relation to the overall compensation guideline, but rather as part of an objective to attract and retain NEOs.  In addition, the executive would continue to receive welfare benefits and perquisites available to that NEO at the time of termination for two years following termination of employment.

In addition, if the Company terminates the executive within the Triggering Event Period, any outstanding equity or long-term incentive awards held by the executive immediately prior to termination shall be fully vested  (at target level for performance-based awards)  and, with respect to any stock options, stock appreciation rights or similar awards the executive shall have the full duration of the original exercise period to exercise such award.

Certain of our equity compensation plans also contain change in control provisions. Our 2002 Stock Option Plan and 2009 Omnibus Plan allow the Committee to either provide for equivalent substitute options to be granted upon a change in control or the cash-out of options previously granted under such plan based on the fair market value of the stock at the time of such settlement, or, with respect to certain awards, the highest fair market value per share of stock during the 60-day period immediately preceding the change in control. Any stock option deferral program that remains in existence requires distribution of all deferred shares as soon as practicable after the date of a change in control.

Taking into account the terms of each NEO’s change in control agreement, the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2017 after a triggering event:

Name	Base Salary	Annual Bonus (1)	Stock Options (2)	Stock Awards (3)	Benefits (4)	Total
Randal W. Baker	$1,700,000	$1,700,000	$—	$3,187,394	$101,035	$6,688,429
Rick T. Dillon	900,000	630,000	—	851,610	73,266	2,454,876
Stephen J. Rennie	820,000	492,000	96,570	881,505	82,921	2,372,996
Roger A. Roundhouse	840,000	504,000	68,919	1,587,036	77,247	3,077,202
Eugene E. Skogg	722,000	433,200	51,747	1,388,759	77,956	2,673,662

(1)	Actual payout will be based on the highest annual bonus target or highest annual paid bonus paid during the previous three years, multiplied by two.

(2)
Represents the intrinsic value (difference between the closing trading price at August 31, 2017 and exercise price, multiplied by the number of shares subject to the option) of unvested stock options with an exercise price less than $24.05 (i.e. options that are “in the money”).

(3)	Represents market value of unvested restricted stock based on the August 31, 2017 closing price of the Company’s common stock ($24.05).

(4)	Represents estimated costs to provide the welfare benefits and perquisites provided to the NEOs as described on page 27.

Estimated payments owed to the NEOs upon a change in control, absent termination or a triggering event (as defined on page 37) would be the “Stock Options” and “Stock Awards” columns in the table above.

Separation Agreements

In November 2016, the Company entered into a Separation and Release agreement with Mr. Lampereur.  In accordance with the Separation Agreement, Mr. Lampereur’s employment with the Company ended on January 31, 2017 and Mr. Lampereur received (i) $490,000 to be paid to him over a period of one year, (ii) $85,750 to be paid to him for transition services, (iii) continued coverage under the group medical plans of the Company at active employee rates for 12 months following the Separation Date, (iv) vesting of all outstanding stock options and unvested restricted stock units on the Separation Date. All Performance Shares held by Mr. Lampereur remain in force and he will receive shares based on the achievement of performance objectives after each performance cycle.

Subsequent to August 31, 2017, the Company entered into a Separation and Release agreement with Mr. Skogg and Mr. Rennie, individually. The details of Mr. Skogg and Mr. Rennie’s agreements were filed on Form 8-K dated October 6, 2017.

Death or Disability Arrangements

Our NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of an NEO death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit and annual bonus. All stock options, restricted stock and performance shares would become 100% vested. The value of each NEO’s stock options, restricted stock and performance shares, whose vesting would be accelerated upon death, is the same as disclosed in the preceding change in control table.

If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive, otherwise no further salary or disability payments would be due. Additionally, all NEOs currently participate in a company-paid supplemental disability insurance program.

Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit, and annual cash bonus payout after six months of disability. All stock options and restricted stock would become 100% vested.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation

Directors who are not employees of the Company are paid an annual cash retainer of $60,000 (as of January 1, 2017) for serving on the Board and are also reimbursed for expenses incurred in connection with attendance at meetings. As of August 31, 2017 directors are paid the following additional cash fees for serving on committees:

Committee	Member Fee	Chairperson Fee
Audit	$15,000	$15,000
Compensation	10,000	10,000
Nominating & Governance	10,000	7,500

Additionally, the Chairman of the Board receives an annual cash fee of $112,500 for services (above and beyond the annual retainer). The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the Board believe management access to the Board, outside of regular meeting dates, should occur on an “as needed” basis, without concern for the fees associated with such access.

Equity compensation for the Board in fiscal 2017 was in the form of restricted stock (approximately 65% weighting) and stock options (approximately 35% weighting). In fiscal 2017, each non-employee director (except the Chairman of the Board) was granted 2,930 stock options and 2,412 restricted shares. The Chairman of the Board was granted 3,580 stock options and 2,955 restricted shares. These stock options and restricted stock vest after eleven months and options have a ten year life. To be market competitive and aligned to our peer companies, effective fiscal 2018, directors will receive their equity compensation in the form of 100% restricted stock units.

In fiscal 2017, the non-employee directors received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings.

Name	Annual Retainer ($)	Committee Fees ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)	Outstanding Stock Options at Fiscal Year End (#)	Non-vested Restricted Stock at Fiscal Year End (#)
Gurminder S. Bedi	60,000	20,000	65,000	35,000	180,000	54,679	2,412
Danny L. Cunningham	60,000	20,500	65,000	35,000	180,500	2,930	2,412
E. James Ferland, Jr.	60,000	25,000	65,000	35,000	185,000	11,029	2,412
Richard D. Holder(2)	15,118	6,299	—	—	21,417	—	—
R. Alan Hunter, Jr.	60,000	25,000	65,000	35,000	185,000	62,679	2,412
Robert A. Peterson	183,750	17,500	79,625	42,875	323,750	63,329	2,955
Holly A. Van Deursen	60,000	30,000	65,000	35,000	190,000	54,679	2,412
Dennis K. Williams	60,000	25,000	65,000	35,000	185,000	62,679	2,412

(1)
Amounts represent the aggregate grant date fair value. The amounts do not correspond to the actual value that may be realized by our non-employee directors, as that is dependent on the long-term appreciation in the Company’s common stock. Refer to our Annual report on Form 10-K for details regarding assumptions utilized to value share based awards.

(2)	Mr. Holder was appointed as a Director effective May 2017.

Similar to the NEOs, directors have stock ownership guidelines to drive long-term performance alignment with shareholders. Under the guidelines, each non-employee director is expected to own Actuant common stock with a total value equal to five times their base cash annual retainer (or an aggregate $300,000). During fiscal 2017, all directors (except Mr. Holder who joined the Board in 2017) exceeded the requirement.

Under the Outside Directors’ Deferred Compensation Plan, each non-employee director can defer all or a portion of their annual retainer and committee fees for future payment on a specified date or when they leave the Board. The number of shares, equal to the amount of compensation deferred, is contributed to a rabbi trust. The plan consists solely of phantom stock units, which are settled in Actuant common stock, generally following the director’s termination of service. As of August 2017, Messrs. Cunningham and Ferland were participating in the Outside Directors’ Deferred Compensation Plan.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the SEC and the NYSE. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2017. The Company believes that all filing requirements were satisfied with respect to fiscal 2017.

Independent Public Accountants

PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2017 and the effectiveness of our internal control over financial reporting as of August 31, 2017. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to respond to shareholders’ questions. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2017	Fiscal Year Ended August 31, 2016
Audit Fees	$2,315,700	$1,999,700
Audit-Related Fees	—	27,300
Tax Compliance Fees	320,900	382,300
Tax Consulting Fees	990,900	1,977,200
All Other Fees	—	—
	$3,627,500	$4,386,500

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Tax Compliance Fees include professional services related to annual tax compliance including foreign tax return preparation and transfer pricing studies, while Tax Consulting Fees include professional services related to tax planning and tax advisory services. In addition to the fees above, the Company also reimbursed PricewaterhouseCoopers LLP for out of pocket expenses, which were less than $100,000 in fiscal 2017 and 2016.

The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All services which involve more than $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000, on the condition that such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 6, 2018 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be received by the Company no later than the close of business on September 19, 2018 nor earlier than the close of business on August 20, 2018, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K for the fiscal year ended August 31, 2017 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee.

Upon written or oral request to the Executive Vice President and Chief Financial Officer, we will provide a separate copy of the annual report and/or proxy statement.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 21, 2017 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT A. PETERSON
Chairman of the Board

Menomonee Falls, Wisconsin
December 4, 2017

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2017, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, or by telephone at (262) 293-1500.

EXHIBIT A: FIRST AMENDMENT TO THE ACTUANT CORPORATION 2017 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT to the Actuant Corporation 2017 Omnibus Incentive Plan (the “Plan”) is made on this 17th day of October, 2017, by Actuant Corporation (the “Company”).

WHEREAS, the Company currently maintains the Actuant Corporation Executive Officer Bonus Plan (the “Bonus Plan”) to provide cash-based incentive compensation to certain Executive Officers (as defined under the Plan) that is intended to qualify as “performance-based compensation” exempt from the $1 million deduction limitation under Section 162(m) of the Code (as defined under the Plan);

WHEREAS, the Company may not grant cash-based incentive compensation under the Bonus Plan as “performance-based compensation” under Section 162(m) of the Code (as defined under the Plan) after the Company’s upcoming annual meeting of stockholders in 2018 (the “2018 Annual Meeting”) due to restrictions under IRS regulations;

WHEREAS, Section 11 of the Plan sets forth provisions under which equity-based compensation may be, but is not required to be, granted under the Plan by the Committee (as defined under the Plan) in a manner that qualifies as “performance-based compensation” under Section 162(m) of the Code;

WHEREAS, the Board (as defined in the Plan) has determined that it is in the Company’s best interests to simplify and consolidate plan administration by having all grants of incentive compensation intended to qualify as “performance-based compensation” be made under the Plan following the 2018 Annual Meeting and making other related changes, in lieu of seeking re-approval of the material terms of the Bonus Plan; and

WHEREAS, the Board has authority to amend the Plan under Section 25 thereof and to condition any amendment upon shareholder approval.

NOW, THEREFORE, the Plan is hereby amended as follows effective as of the 2018 Annual Meeting, subject to obtaining approval of the Company shareholders at the Annual Meeting in a manner required under the exemption for “performance-based compensation” under 162(m) of Code.

1. Section 2(c) shall be amended by deleting such section in its entirety and replacing it with the following:
“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock Units, Cash Incentive Awards, or other equity- or cash-based awards.
2. Section 6(d) shall be amended by adding the following sentence at the end thereof:
“The maximum amount that may be earned by an Executive Officer under a Cash Incentive Award granted in any calendar year shall not exceed $2,500,000.”
3. Section 11 shall be amended by deleting the second and third paragraphs of subsection (b) thereof and replacing them with the following:
“Performance Objectives may be absolute in their terms or measured against or in relationship to other companies or other external or internal measures. If so specified in the Award Agreement, Performance Objectives may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other special charges such as restructuring expenses, currency fluctuations, acquisitions and divestitures and related expenses (including without limitation expenses related to goodwill and other intangible assets), exchange rate effects, the effect of changes in tax laws, corporate tax rates, accounting principles or other applicable laws, foreign exchange gains and losses, stock offerings, stock repurchases, strategic loan loss provisions, a change in the Company's fiscal year, litigation or claim judgments or settlements, and other unusual, transition, one-time and/or non-recurring items of gain or loss that are separately identified and quantified in the Company’s audited financial statements. However, notwithstanding the preceding sentence, unless the Committee determines otherwise prior to the end of the applicable time for establishing Performance Objectives for an Award under Section 162(m), to the extent any such item affects any Performance Criteria applicable to an Award, such item shall be automatically excluded or included in determining the extent to which the Performance Objective has been achieved, whichever will produce the higher payout under an Award (subject to any exercise of “negative discretion” by the Committee with respect to Cash Incentive Awards).
Performance Objectives with respect to any Award may include any one or more of the following objectives or combination thereof (or an equivalent metric), as established by the Committee in its sole discretion: (i) achieving a target level of Company net sales; (ii) achieving a target level of earnings (including net earnings; gross earnings; earnings before certain deductions, such as interest, net financing costs, taxes, depreciation, or amortization; or earnings per share or diluted earnings per share); (iii) achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of profit margin or profits (operational, net or gross profits for the Company, an Affiliate, or a business unit) ; (iv) achieving a target return on the Company’s (or an Affiliate’s) sales, revenues, capital, assets, or shareholders’ equity; (v) revenue growth (whether including or excluding the impact of foreign currency translation changes), (vi) maintaining or achieving a target level of appreciation in the price of the shares of Common Stock; (vii) achieving a target market share for the Company (or an Affiliate); (viii) achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period; (ix) achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period; (x) achieving specified reductions in costs or targeted levels in costs; (xi) achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; (xii) achieving a level of cash flow or working capital; (xiii) introducing one or more products into one or more new markets; (xiv) acquiring a prescribed number of new customers in a line of business; (xv) achieving a prescribed level of productivity within a business unit; (xvi) completing specified projects within or below the applicable budget; (xvii) completing acquisitions of other businesses or integrating acquired businesses; (xviii) expanding into other markets; (xix) asset carrying charge, as defined in the Bonus Plan or otherwise; (xxi) free cash flow and (xxii) net assets employed, as defined in the Bonus Plan or otherwise. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in relative terms (including without limitation by the passage of time, comparison of the Company’s performance as to one or more of the objectives listed above against another listed objective (such as EBITDA as a percentage of sales) and/or against another company or companies), (C) on a per-share basis, (D) against the performance of the Company as a whole or a segment of the Company, (E) on a pre-tax or after-tax basis, and/or (F) on a GAAP or non-GAAP basis.
4. A new Section 12A is added immediately following existing Section 12 to read as follows:
“12A    Cash Incentive Awards
(a) A “Cash Incentive Award” is a cash bonus opportunity awarded by the Committee pursuant to which an Executive Officer may become entitled to receive an amount of cash denominated in U.S. dollars or another currency based on satisfying one or more performance goals and vesting requirements as are specified in the Award Agreement or, if no Award Agreement is entered into with respect to the Cash Incentive Award, other documents evidencing the Award. A Cash Incentive Award may, but need not, be granted as a Performance-Based Award under Section 11 of the Plan.
(b) Cash Incentive Awards may be granted only to Executive Officers. The Committee shall select the performance goals to be achieved by the Participant, the completion of any specified period of continuous service and the length of the performance period. The amount payable shall be expressed in terms of an objective formula or standard which may be based upon the Participant’s base salary as of the date of the Award or a multiple or percentage thereof, a dollar amount, a percentage of the applicable criteria underlying the specified Performance Objective(s) (or a percentage thereof in excess of a threshold amount) or otherwise. The foregoing objective formula or standard also may be expressed in the form of a range, pursuant to which the actual amount of a Cash Incentive Award payable under the Plan may vary depending upon the extent to which the Performance Objectives for the Performance Period have been attained. The Committee may establish for any Participant a method or formula for determining the maximum amount payable. Notwithstanding anything to the contrary in this Section 12A, Cash Incentive Awards that are granted by the Committee with the intention of being a Performance-Based Award shall also be subject to the requirements of Section 6(d) and Section 11 of the Plan.
(c) At the time the Committee determines a Cash Incentive Award opportunity for a Participant, the Committee shall also establish the payment terms applicable to such Cash Incentive Award. Such terms shall include when such payments will be made; provided, however, that the timing of such payments shall in all instances either (a) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (b) comply with Section 409A of the Code, and provided further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the later of (i) the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture, and (ii) the 15th day of the third month of the Company’s fiscal year following the Company’s fiscal year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture. A Participant may elect to defer the payment of a Cash Incentive Award as may be permitted from time to time under the terms of a nonqualified deferred compensation plan established or maintained by the Company.”

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
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TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

YOUR VOTE IS IMPORTANT!
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to
Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397,
so your shares are represented at Actuant Corporation’s 2018 Annual Meeting.
ò     Please fold here – Do not separate    ò

If no specification is made, this proxy will be voted for all names listed in Proposal 1 and for Proposals 2, 3 and 4.

1. Election of directors:	01 Randal W. Baker	06 R. Alan Hunter		☐ Vote FOR		☐ Vote WITHHELD
	02 Gurminder S. Bedi	07 Robert A. Peterson		all nominees (except as marked)		from all nominees
	03 Danny L. Cunningham	08 Holly A. Van Deursen
	04 E. James Ferland	09 Dennis K. Williams
05 Richard D. Holder

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of PricewaterhouseCoopers LLP as the Company's independent auditor.				☐ For	☐ Against	☐ Abstain

3. Vote upon an amendment to the Actuant Corporation 2017 Omnibus Incentive Plan.				☐ For	☐ Against	☐ Abstain

4. Advisory vote to approve the compensation of our named executive officers.				☐ For	☐ Against	☐ Abstain

The Board of Directors recommends you vote 1 year on the following proposal. If no specification is made, this proxy will be voted for 1 year.

5. Advisory vote on the frequency of future advisory votes to approve the			☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain
compensation of our named executive officers.

6. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof; all as set out in
Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ACTUANT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 23, 2018
8:00 a.m. Eastern Time
The Breakers
One South Country Road
Palm Beach, Florida

proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on January 23, 2018.

Randal W. Baker and Rick T. Dillon, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, to be held on January 23, 2018 at 8:00 a.m. Eastern Time at The Breakers, One South Country Road, Palm Beach, Florida, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/atu	1-866-883-3382

Use the Internet to vote your proxy	Use a touch-tone telephone to	Mark, sign and date your proxy
until 11:59 p.m. (CT) on	vote your proxy until 11:59 p.m. (CT)	card and return it in the
January 22, 2018	on January 22, 2018.	postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.